Exhibit 10.7

AGREEMENT

DATED MAY 13, 2003

US$127,856,000

CREDIT FACILITY

FOR

OCEANEW SHIPPING LIMITED

OCEANPRIZE NAVIGATION LIMITED

WITH

THE EXPORT-IMPORT BANK OF KOREA

as Lender

London

Schedules

1.	The Borrowers and the Vessels		71
2.	Initial Conditions Precedent Documents		72
3.	Delivery Date Conditions Precedent Documents		75
4.	Form of Request		78
	Part 1	Form of Request	78
	Part 2	Payment Advice	80
5.	Form of Transfer Certificate		81
6.	Repayment Schedule		83
7.	Annual Compliance Certificate		86
8.	Incidental Vessel Costs		87

THIS AGREEMENT is dated May 13, 2003

BETWEEN:

(1)           THE COMPANIES listed in Schedule 1, each of which is a company incorporated according to the law of the country indicated against its name in Schedule 1, with registered office at the address indicated against its name in Schedule 1 (each a Borrower and together the Borrowers); and

(2)           THE EXPORT-IMPORT BANK OF KOREA as lender of 16-1 Yoido-dong, Youngdeungpo-gu, Seoul 150-996, Korea (the Lender).

IT IS AGREED as follows:

1.             INTERPRETATION

1.1          Definitions

In this Agreement:

Accounts means together the Earnings Accounts,  the Retention Accounts and the Operating Expenses Accounts.

Account Bank means the Royal Bank of Scotland plc of acting through its branch at Akti Miaouli Str G1, Piraeus 185 IC, Greece or any other bank or financial institution with which, with the prior written consent of the Lender, any of the Accounts are at any time held.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agreement means this credit agreement, including any schedules or appendices hereto, as amended from time to time.

Annual Compliance Certificate means the form of certificate attached at Schedule 7.

AML Time Charter means, in respect of a Vessel, the time charter entered or to be entered into between the Bareboat Charterer and the relevant Borrower.

AML Time Charter Assignments means together the deeds of assignment of the AML Time Charters granted by the relevant Borrower in favour of the Lender together with any and all notices and acknowledgments entered into in connection therewith and AML Time Charter Assignment means either of them.

Applicable Law means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes generally accepted and applied by the global container shipping industry, in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association relating to all laws, rules, directives and regulations, national or international, public or private in any applicable jurisdiction from time to time.

Approved Valuers means such independent reputable shipbrokers nominated by the Borrowers and approved by the Lender from time to time.

Availability Period means, in respect of a Loan, the period from and including the date of this Agreement to and including the Delivery Date of the relevant Vessel.

Bareboat Charter means, in respect of a Vessel, the bareboat charter entered or to be entered into between the relevant Owner and the Bareboat Charterer.

Bareboat Charterer means Allocean Maritime Container (No.3) Limited, a company incorporated under the laws of England and Wales (registered number 4806608) whose registered office is at Ground Floor, 40 Queen Street, London EC4R 1DD.

Break Costs means the amount (if any) which the Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid other than on the last day of a Term for such Loan or overdue amount as determined pursuant to Clause 21.3 hereof.

Builder means Samsung Heavy Industries Co. Ltd, a corporation organised and existing under the laws of the Republic of Korea with its registered office at Samsung Yoksam Building, 647-9, Yoksam-Dong, Kangnam-Ku, Seoul, Korea.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England, New York, United States of America, Seoul, Korea and Athens, Greece.

Charter Assignment Agreements means together each of the deeds of assignment entered or to be entered into between the Bareboat Charterer and the relevant Owner together with any and all notices and acknowledgments entered into in connection therewith and Charter Assignment Agreement means either of them.

Charterer means China Shipping (Group) Company or any substitute charterer from time to time in accordance with the provisions of Clause 16.25.

Confidentiality Undertaking means a confidentiality undertaking in a form agreed between the relevant Borrower and the Lender.

Contract Price means in respect of either Vessel, the lower of (i) the amount specified in Article II Clause 1 of the Shipbuilding Contract for that Vessel as the contract price as at the date of that Shipbuilding Contract without adjustment and (ii) the total amount actually paid to the Builder by the relevant Owner under that Shipbuilding Contract.

Danaos means Danaos Holdings Limited of 80 Broad Street, Monrovia, Liberia.

Danaos Group means Danaos and its Subsidiaries.

Date of Total Loss means, in respect of a Vessel, the date of Total Loss of that Vessel which date shall be deemed to have occurred:

(a)           in the case of an actual total loss, on the actual date and at the time that Vessel was lost or, if such date is not known, on the date on which that Vessel was last reported;

(b)           in the case of a constructive total loss, upon the date and at the time notice of abandonment is given to the Insurers for the time being (provided a claim for total loss is admitted by such Insurers) or, if such Insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the Insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)           in the case of a compromised, agreed or arranged total loss, on the date upon which a binding agreement as to such compromised, agreed or arranged total loss has been entered into by the Insurers;

(d)           in the case of requisition for title or other compulsory acquisition, on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and

(e)           in the case of capture, seizure, arrest, detention, requisition for hire or confiscation by any government or by persons acting or purporting to act on behalf of any government which deprives the Borrower or, as the case may be, the Charterer of the use of that Vessel for more than 60 days, upon the expiry of the period of 60 days after the date upon which the relevant capture, seizure, arrest, detention, requisition or confiscation occurred.

Debt Service Reserve Account means a bank account opened or to be opened in the name of a Borrower with the Account Bank and designated “Name of Borrower” – Debt Service Reserve Account.

Debt Service Reserve Account Charges means  a fixed charge in respect of all monies standing to the credit from time to time of a Debt Service Reserve Account to be entered into by a Borrower in a form and substance satisfactory to the Lender together with any and all notices and acknowledgements entered into in connection therewith.

Declarations of Trust means together each of the declarations of trust made by the relevant Owner in favour of the relevant Partnership conferring upon the relevant Partnership a beneficial interest in the relevant Vessel and all other assets of the relevant Owner and Declaration of Trust means either of them.

Deeds of Counter-Indemnity means together each of the deeds of counter-indemnity granted by the Sponsor in favour of the Lender and Deed of Counter-Indemnity means either of them.

Default means:

(a)           an Event of Default; or

(b)           an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Delivery Date means, in respect of a Vessel, the date of actual delivery of that Vessel to the relevant Owner under the terms of  the relevant Shipbuilding Contract.

Delivery Date Instalment means, in respect of a Vessel, the amount due and payable by the relevant Owner in accordance with the Shipbuilding Contract relating to that Vessel on or one (1) Business Day prior to the relevant Delivery Date under that Shipbuilding Contract.

Deposit Accounts means together the Oceanew Deposit Account and the Oceanprize Deposit Account and Deposit Account means either of them.

Deposit Bank means the Royal Bank of Scotland plc of 135 Bishopsgate, London, EC3M 3LR.

Dollars or US$ means the lawful currency for the time being of the United States of America.

Drawing means, in respect of a Loan under the Facility, the amount of each advance made by the Lender.

Earnings means, in respect of a Vessel, all present and future moneys and claims which are earned by or become payable to or for the account of the relevant Borrower in connection with the operation of that Vessel and including but not limited to:

(a)           freights, passage and hire moneys (howsoever earned);

(b)           remuneration for salvage and towage services;

(c)           demurrage and detention moneys;

(d)           all moneys and claims in respect of the requisition for hire of that Vessel; or

(e)           payments received in respect of off-hire insurance.

Earnings Accounts means together the two bank accounts one to be opened by each of the Borrowers with the Account Bank and designated “name of Borrower” – Earnings Account and Earnings Account means either of them.

Earnings Account Charges means together the two charges each in respect of all monies standing to the credit from time to time of one of the Earnings Accounts, one entered into by each of the Borrowers together with any and all notices and acknowledgements entered into in connection therewith and Earnings Account Charge means either of them.

Environment means:

(a)           any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;

(b)           water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

(c)           air including, without limitation, air within buildings and other natural or man-made structures above or below ground.

Environmental Affiliate means each Borrower, each Owner, the Bareboat Charterer, Danaos and the Manager together with their respective employees and, during the Post-Delivery Period in respect of any activities undertaken in relation to either of the Vessels by persons for whom they are responsible under any Applicable Law.

Environmental Approvals means any permit, licence, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

Environmental Claim means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any breach, contravention or violation of Environmental Law or of the existence of any liability or potential liability arising from such breach, contravention or violation or the presence of Hazardous Material in contravention of Environmental Laws.  In this context, claim means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action by any governmental, judicial or regulatory authority, and any form of enforcement or regulatory action.

Environmental Laws means any or all Applicable Law relating to or concerning:

(a)           pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;

(b)           the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and

(c)           the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

Equity Contribution means, in respect of a Vessel, an amount equal to US$15,982,000 to be contributed by the Borrower towards the cost of acquiring that Vessel.

Equity Contribution Side Letter means the letter setting out the manner in which adjustments to the Equity Contribution shall be dealt with.

Event of Default means an event specified as such in Clause 18 of this Agreement.

Excess Risks means, in respect of a Vessel:

(a)           the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and

(b)           collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of that Vessel as is covered by the hull and machinery insurance.

Exposure Fee means the fee payable by each Borrower pursuant to Clause 20.1.

Facility means the credit facility made available under this Agreement.

Facility Office means the office through which the Lender will perform its obligations under this Agreement from time to time, which, as at the date of this Agreement, is Seoul, Korea.

Final Maturity Date means, in respect of a Loan, the day which is the twelfth anniversary of the Delivery Date of the Vessel to which that Loan relates.

Finance Document means:

(a)           this Agreement;

(b)           a Security Document;

(c)           the Manager’s Undertaking;

(d)           the Supplemental Agreement;

(e)           the Intercreditor Deed;

(f)            the Multipartite Deed;

(g)           the Second Deposit Charge Side Letter;

(h)           a Transfer Certificate; and

(i)            any other document designated as such by the Lender and the Borrowers.

Financial Indebtedness means any indebtedness for or in respect of:

(a)           moneys borrowed;

(b)           any acceptance credit;

(c)           any bond, note, debenture, loan stock or other similar instrument;

(d)           any redeemable preference share;

(e)           any finance or capital lease;

(f)            receivables sold or discounted (otherwise than on a non-recourse basis);

(g)           the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)           any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)            any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)            any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)           any guarantee, indemnity or similar assurance against financial loss of any person.

First Priority Deposit Account Charge means each of the first priority deposit agreement and deposit charge granted by the relevant Borrower in respect of the relevant Deposit Account.

First Required Amount means, in respect of a Vessel, that amount which from the Delivery Date of that Vessel until the last day of the second year after the Delivery Date of that Vessel is 110 per cent. of the aggregate of the outstanding Loan relating to that Vessel.

Forex Guarantee means the guarantee and indemnity granted by Danaos in favour of the Lender in respect of the Forex Obligations of each of the Borrowers.

Forex Obligations means, in respect of a Borrower, the obligations of that Borrower pursuant to Clause 2.3 of the relevant Second Priority Deposit Account Charge.

General Assignments means together each of the assignments entered or to be entered into by the relevant Partnership (acting by its General Partner), the relevant Owner and the Lender in respect of the Assigned Property (as such term is defined therein) together with any and all notices and acknowledgments entered into in connection therewith and General Assignment means either of them.

General Partner means Allco Finance Limited.

Hazardous Material means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance, which is listed, identified, defined or determined by any Environmental Law or other Applicable Law to be, to have been, or to be capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended).

Holding Company means a holding company within the meaning of section 736 of the Companies Act 1985.

Incidental Costs means, in respect of a Vessel, the Incidental Vessel Costs and the Incidental Loan Costs.

Incidental Loan Costs means, in respect of a Vessel, the exposure fee payable in accordance with Clause 20.1, the commitment fee payable in accordance with Clause 20.2, the management fee payable in accordance with Clause 20.3, and interest calculated and payable in accordance with Clause 7.1(a).

Incidental Vessel Costs means, in respect of a Vessel, costs paid or in respect of costs arising or to be paid after the Delivery Date, to be paid in connection with that Vessel in excess of the Contract Price, in respect of those items detailed in Schedule 8 for which supporting invoices or receipts have been provided to the Lender or, in respect of costs to be paid after the Delivery Date, pro-forma invoices, and which are, in respect of each item, in an aggregate amount not exceeding the amount detailed against that item in Schedule 8.

Increased Cost means:

(a)           an additional or increased cost;

(b)           a reduction in the rate of return under a Finance Document or on its overall capital; or

(c)           a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Subsidiaries but only to the extent attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Instalment means in respect of each Shipbuilding Contract an amount due and payable by the relevant Owner under the terms of that Shipbuilding Contract.

Insurers means the underwriters or insurance companies with whom any Obligatory Insurances are effected and the managers of any protection and indemnity or war risks association in which either of the Vessels may at any time be entered.

Intercreditor Deed means the deed entered into or to be entered into between the Investor, Danaos and the Lender.

Investor means Lloyds TSB Equipment Leasing (No.6) Limited, company number 04440302, whose registered office is at 25 Gresham Street, London EC2V 7HN.

ISM Code means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time.  The terms “safety management system”, “Safety Management Certificate”, “Document of Compliance” and “major non-conformity” shall have the same meanings as are given to them in the ISM Code.

ISPS Code means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.

Korea means the Republic of Korea.

L/C Bank means the Royal Bank of Scotland plc of 135 Bishopsgate, London EC3M 3UR.

Letter of Credit means the letter of credit provided by the L/C Bank to the Investor.

LIBOR means for a Term of any Loan or overdue amount:

(a)           the applicable Screen Rate; or

(b)           if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Lender at its request, quoted by the Reference Bank to leading banks in the London interbank market, as of 11.00 a.m. on the second London Business Day before the start of the Term for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loans means together Vessel Loan 1 and Vessel Loan 2 (each a Loan).

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

Losses means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on the Lender.

Manager means Allocean Maritime Limited having its registered office at Ground Floor, 40 Queen Street, London EC4R 1DD, a company incorporated according to the laws of England and Wales or such other professional manager or managers as may be approved by the Lender from time to time.

Manager’s Undertaking means a letter of undertaking to be issued by the Manager to the Lender confirming it shall not make a claim to security ranking ahead of the Lender’s security in respect of a Vessel in form and substance satisfactory to the Lender.

Material Adverse Effect means a material adverse effect on:

(a)           the business, condition (financial or otherwise) or operations of any of the Borrowers;

(b)           the ability of any Borrower to perform its obligations under any Finance Document; or

(c)           the validity or enforceability of any Finance Document.

Maximum Available Loan Amount means, in respect of a Vessel, sixty-three million nine hundred and twenty eight thousand dollars (US$63,928,000).

Maximum Facility Amount means one hundred and twenty seven million eight hundred and fifty six thousand Dollars (US$127,856,000,000).

Mortgage means, in respect of a Vessel, the first priority Republic of Cyprus ship mortgage and deed of covenant collateral thereto to be given by the relevant Owner of that Vessel in favour of the Lender on the Delivery Date.

Multipartite Deeds means together each of the deeds entered or to be entered between the Lender, the relevant Borrower, the L/C Bank and the Deposit Bank and Multipartite Deed means either of them.

Novation Agreement means, in respect of a Vessel, the agreement dated             March 2004 entered into by the relevant Borrower, the relevant Owner and the Builder whereby the parties agreed that the relevant Vessel would be delivered to the relevant Owner.

Obligatory Insurances means in respect of each Vessel:

(a)           all contracts and policies of insurance and all entries in clubs and/or associations which are from time to time required to be effected and maintained in accordance with this Agreement in respect of each of the Vessels; and

(b)           all benefits under the contracts, policies and entries under paragraph (a) above and all claims in respect of them and the return of premiums.

Oceanew means Oceanew Shipping Limited.

Oceanew Deposit Account means the account held with the Deposit Bank, designated “OCEASHIP GBP” with account number 98091818 in the name of  Oceanew.

Oceanew Second Priority Deposit Account Charge” means the second priority charge granted by Oceanew in favour of the Lender in respect of the Oceanew Deposit Account in form and substance satisfactory to the Lender in its absolute discretion.

Oceanprize means Oceanprize Navigation Limited.

Oceanprize Deposit Account” means the account held with the Deposit Bank, designated “OCEANAVI GBP” with account number 98091850 in the name of the Oceanprize.

Oceanprize Second Priority Deposit Account Charge” means the second priority charge granted by Oceanprize in favour of the Lender in respect of the Oceanprize Deposit Account in form and substance satisfactory to the Lender in its absolute discretion.

Operating Expenses means, in respect of a Vessel, expenses properly and reasonably incurred by the Borrower of that Vessel in connection with the operation, employment, maintenance, repair and insurance of that Vessel (whether by way of payment of the operating expenses element of charterhire under the relevant AML Time Charter or otherwise).

Operating Expenses Accounts means together the two bank accounts one to be opened by each of the Borrowers with the Account Bank and designated “Name of Borrower” – Operating Expenses Account and Operating Expenses Account means either of them.

Operating Expenses Account Charges means together the two charges each in respect of all monies standing to the credit from time to time of one of the Operating Expenses Accounts one to be entered into by each of the Borrowers together with any and all notices and acknowledgements entered into in connection therewith and Operating Expenses Account Charge means either of them.

Original Financial Statements means the audited financial statements of Danaos for the year ended 2001.

Owners means each of Ocean Container (No.1) Limited and Ocean Container (No.2) Limited and Owner means either of them.

Owners Pledges of Shares means together the two pledges each in respect of the issued share capital of an Owner to be granted by the relevant Partnership acting by the General Partner in favour of the Lender and Owners Pledge of Shares means either of them.

Partnerships means together each of the Ocean Container (No.1) Limited Partnership, and the Ocean Container (No.2) Limited Partnership each a limited partnership in England under the Limited Partnerships Act 1907 whose principal place of business is at 5th Floor, 40 Queen Street, London EC4R 1DD acting by the General Partner and Partnership means either of them.

Party means a party to this Agreement or any Finance Document or any Related Contract.

Permitted Liens means, in respect of a Vessel:

(a)           Security Interests created by the Security Documents;

(b)           Security Interests created by the Second Security Documents and the Third Security Documents (as each such term is defined under the Intercreditor Deed);

(c)           liens for unpaid crew’s wages including wages of the master and stevedores employed by the Vessel, outstanding in the ordinary course of trading for not more than one calendar month after the due date for payment;

(d)           liens for salvage;

(e)           liens for classification or scheduled dry docking or for necessary repairs to that Vessel whose aggregate cost does not exceed US$3,000,000 at any one time in respect of that Vessel;

(f)            liens for collision,

(g)           liens for master’s disbursements incurred in the ordinary course of trading, and

(h)           statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens, in each case arising in the ordinary course of business, outstanding for not more than one month whose aggregate value does not exceed US$500,000, in the case of paragraphs (b) to (g) inclusive provided that the amounts which give rise to such liens are paid when due or, if not paid when due are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided), provided further that such proceedings, whether by payment of adequate security into Court or otherwise, do not give rise to a material risk of the relevant Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on the Lender.

Pledges of Shares means together the two pledges each in respect of the issued share capital of a Borrower to be granted by Bayard Maritime Limited in respect of Oceanprize and Erato Navigation Inc. in respect of Oceanew in favour of the Lender and Pledge of Shares means either of them.

Post-Delivery Interest Rate means 4.64 per cent. per annum.

Post-Delivery Period means, in respect of a Vessel, the period from the Delivery Date of that Vessel until the Final Maturity Date of the Loan which relates to that Vessel.

Pre-delivery Margin means 0.8 per cent. per annum.

Pre-delivery Period means, in respect of a Vessel, the period from the date of the first Drawing under this Agreement in respect of the Loan relating to that Vessel, to the Delivery Date of that Vessel.

Proceeds means:

(i)            any Final Disposition Proceeds;

(ii)           any Total Loss Proceeds;

(iii)          any and all other proceeds of enforcement of, or moneys otherwise payable to the Lender under the Security Documents;

(iv)          any moneys received by the Lender from any chartering of the Vessel by the Lender (after the termination of the chartering of the Vessel pursuant to Clause 34.2 of the Bareboat Charter) prior to the Final Disposition thereof;

(v)           all other moneys which by the terms of any Transaction Document (other than the Intercreditor Deed) or any Other Transaction Documents are expressed to be payable to the Lender or the Proceeds Account for application pursuant to the Intercreditor Deed;

where each capitalised terms used above shall have the meaning given to that term in the relevant Intercreditor Deed.

Put Option Agreements means each of the put option agreements entered or to be entered into between the Sponsor and the Investor under which the Investor may, in certain circumstances, require the Sponsor  to purchase (on a limited recourse basis) its interest in the relevant Partnership and Put Option Agreement means either of them.

Quarter Day means each of 15th March, 15th June, 15th September or 15th December in each year provided always that such date is a Business Day.

Reference Bank means KEXIM Bank (UK) Limited.

Refund Guarantee means, in respect of a Vessel, the refund guarantee issued by the Refund Guarantor in favour of the Relevant Owner dated March 2004 or such other refund guarantee as may replace the same from time to time (with the approval of the Lender).

Refund Guarantor means The Export-Import Bank of Korea, Seoul, Korea.

Related Contracts means any or all of the following (as the context requires):

(a)           the Refund Guarantees;

(b)           the Shipbuilding Contracts;

(c)           the Novation Agreements;

(d)           the Bareboat Charters;

(e)           the AML Time Charters;

(f)            the Time Charters;

(g)           the Charterer’s Assignments;

(h)           the Declarations of Trust;

(i)            the Letters of Credit;

(j)            the First Priority Deposit Charges; and

(k)           the Vessel Management Agreements.

Release means an emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of any Hazardous Materials for which any of the Environmental Affiliates has any liability under Environmental Law, except in accordance with a valid Environmental Approval.

Repayment Date means, in respect of a Loan, each of the forty eight (48) dates which fall on the Quarter Days as detailed in the Repayment Schedule.  In the event that the Delivery Date of a Vessel to which a Loan relates is a Quarter Day, the first repayment date in respect of that Loan shall be the next Quarter Day.  If the Delivery Date of a Vessel to which a Loan relates falls on any day other than a Quarter Day, the first repayment date of that Loan shall be the second Quarter Day after the Delivery Date of the Vessel to which that Loan relates.  In any event, the final Repayment Date shall fall on the Final Maturity Date.

Repayment Instalment means, in respect of a Loan, each instalment for repayment of that Loan in accordance with the relevant Repayment Schedule.

Repayment Schedule means the schedule of Repayment Dates as detailed in Schedule 6 (Repayment Schedule), to be replaced as required in accordance with Clause 5.1(b).

Request means a request made by a Borrower for a Drawing, substantially in the form of  Schedule 4 (Form of Request).

Required Amount means, as the context may require, the relevant First Required Amount, Second Required Amount or Third Required Amount.

Required Insurance Amount means, in respect of a Vessel, 120 per cent. of the aggregate of the outstanding Loan relating to that Vessel.

Requisition Compensation means, in respect of a Vessel, all moneys or other compensation payable by reason of requisition for title to, or other compulsory acquisition of, that Vessel including requisition for hire.

Retention Accounts means together the two bank accounts one to be opened by each of the Borrowers with the Account Bank and designated [“name of Borrower”] – Retention Account and Retention Account means either of them.

Retention Account Charges means together the two fixed charges each in respect of all monies standing to the credit from time to time of one of the Retention Accounts granted or to be granted by each of the Borrowers in favour of the Lender together with any and all notices and acknowledgements entered into in connection therewith and Retention Account Charge means either of them .

Retention Period means, in respect of a Loan, each period commencing, in the case of the first such period, on the Delivery Date of the Vessel to which that Loan relates and, in the case of each other such period, on a Repayment Date and ending on the next Repayment Date during the Post-Delivery Period or, in the case of the final such period, the Final Maturity Date.

Screen Rate means, for LIBOR, the British Bankers Association Interest Settlement Rate (if any) and in respect of a Term, the percentage rate per annum for a period substantially the same as the relevant Term displayed on page 3750 of the Telerate screen.  If the relevant page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate.

Second Deposit Charges means together the Oceanew Second Priority Deposit Account Charge and the Oceanprize Deposit Account Charge.

Second Deposit Charge Side Letter means the side letter provided by the General Partner to the Lender confirming its obligations in respect of the Second Deposit Charges.

Second Required Amount means, in respect of a Vessel, that amount which from the  first day of the third year after the Delivery Date of that Vessel until the last day of the fourth year after the Delivery Date of that Vessel is 120 per cent. of the aggregate of the outstanding Loan relating to that Vessel.

Secured Liabilities means all present and future obligations and liabilities (actual or contingent) of the Borrowers to the Lender under or in connection with any Finance Document.

Security Agreements means:

(i)            the Mortgages;

(ii)           the Pledges of Shares;

(iii)          the Owners Pledges of Shares;

(iv)          the Time Charter and Earnings Assignments;

(v)           the Forex Guarantee;

(vi)          the General Assignments;

(vii)         the Second Priority Deposit Account Charges;

(viii)        the Deeds of Counter-Indemnity;

(ix)           the Support Letter;

(x)            the Earnings Account Charges;

(xi)           the Debt Service Reserve Account Charges;

(xii)          the Retention Account Charges;

(xiii)         the Operating Expenses Account Charges;

(xiv)        the AML Time Charter Assignments;

(xv)         the Standby Letter of Credit; and

(xvi)        any other document designated as such in writing by the Borrowers and the Lender.

Security Assets means any asset which is the subject of a Security Interest created by a Security Document.

Security Document means:

(a)           each Security Agreement; and

(b)           any other document evidencing or creating security over any asset of a Borrower to secure any obligation of a Borrower to the Lender under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Shipbuilding Contract means, in respect of a Vessel, the agreement between the Builder and Seaspan (Cyprus) Limited dated 25th December, 2002 and which has been assigned to, and the obligations of which have been assumed by the relevant Borrower pursuant to an assignment agreement dated 23rd January, 2004 made between Seaspan (Cyprus) Limited and the relevant Borrower which assignment has been acknowledged by the Builder by its countersignature of the notice of assignment dated 11th May, 2003 pursuant to which the Builder agreed to build and deliver that Vessel to the relevant Borrower and which has been novated to the relevant Owner by the Novation Agreement.

Sponsor means Allco Finance (UK) Limited, a company registered in England & Wales with company number 02818852 whose registered office is at 5th Floor, 40 Queen Street, London, EC4R 1DD.

Standby L/C Bank means the Royal Bank of Scotland plc acting through its branch at Akti Miaouli Stre. G1, Piraeus, Greece or such other bank as shall be acceptable to the Lender from time to time.

Standby Letter of Credit means the letter of credit to the value of US$1,400,000 to be issued to the Lender by the Standby L/C Bank on the Delivery Date, or such other letter of credit issued by the Standby L/C Bank to the Lender in form and substance satisfactory to the Lender from time to time.

Subsidiary means:

(a)           a subsidiary within the meaning of section 736 of the Companies Act 1985; and

(b)           unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

Supplemental Agreement means the agreement dated March 2004 entered into between the parties hereto.

Support Letter means the letter of support to be granted by Danaos in favour of the Lender.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax made from a payment under a Finance Document by a payer for or on account of Tax imposed on that payer by any jurisdiction from which such payment is made or within which such payment arises.

Tax Payment means a payment made by a Borrower to the Lender in any way relating to a Tax Deduction or under any indemnity given by that Borrower in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest payable on a Loan or, as the case may be, a Drawing under a Loan, or an overdue amount is calculated.

Third Required Amount means, in respect of a Vessel, that amount which from the first day of the fifth year after the Delivery Date of that Vessel until the Final Maturity Date is 130 per cent. of the aggregate of the outstanding Loan relating to that Vessel.

Time Charter means, in respect of a Vessel, the time charterparty dated 25th December, 2002 entered into by Seaspan (Cyprus) Limited or its nominee and the Charterer which has been assigned to, and the obligations of which have been assumed by the relevant Borrower pursuant to an assignment agreement dated 4th February, 2003 made between Seaspan (Cyprus) Limited and the relevant Borrower (the Time Charter Assignment) which assignment has been acknowledged by the Charterer by its countersignature of the notice of assignment dated 28th March, 2003 (the Time Charter Assignment Notice) or such other time charterparty entered into from time to time in connection with this Agreement.

Time Charter and Earnings Assignment means, in respect of a Vessel, the assignment of the Time Charter and the Earnings granted or to be granted by the Borrower in respect of that Vessel in favour of the Lender together with any and all notices and acknowledgements entered into in connection therewith.

Total Loss means in relation to a Vessel:

(a)           actual, constructive, compromised, agreed or arranged total loss of that Vessel;

(b)           requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire;

(c)           capture, seizure, arrest, detention, or confiscation of that Vessel by any government or by persons acting or purporting to act on behalf of any government which deprives the Borrower or as the case may be the Charterer of the use of that Vessel for more than 30 days after that occurrence; and

(d)           requisition for hire of that Vessel by any government or by persons acting or purporting to act on behalf of any government which deprives the Borrower or as the case may be the Charterer of the use of that Vessel for a period of 60 days, other than a charter of the Vessel to a government or government agency approved by the relevant Borrower and by the Lender.

Transfer Certificate means the form of certificate attached at Schedule 5.

Utilisation Date means each date on which the Facility or any part thereof is utilised.

Vessel 1 means the 8,100 TEU vessel to be constructed in accordance with the relevant Shipbuilding Contract with Hull Number 1489.

Vessel 2 means the 8,100 TEU vessel to be constructed in accordance with the relevant Shipbuilding Contract with Hull Number 1490.

Vessels means together Vessel 1 and Vessel 2, being the Vessels detailed in Schedule 1 and Vessel means either of them.

Vessel Cost means, in respect of each Vessel the total of (i) the Contract Price and (ii) the Incidental Costs, such amount not to exceed US$79,910,000.

Vessel Loan 1 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 1 and is in the maximum principal amount of the lesser of:

(i)            80 per cent. of the Vessel Cost of Vessel 1, and

(ii)           when aggregated with Vessel Loan 2, the Maximum Facility Amount,

or the principal amount thereof from time to time outstanding under this Agreement.

Vessel Loan 2 means such part of the Facility as is drawndown in respect of the acquisition of Vessel 2 and is in the maximum principal amount of the lesser of:

(i)            80 per cent. of the Vessel Cost of Vessel 2; and

(ii)           when aggregated with Vessel Loan 1, the Maximum Facility Amount.

or the principal amount thereof from time to time outstanding under this Agreement.

Vessel Management Agreement means, in respect of a Vessel, the management agreement entered into or to be entered into between, the Manager and the Bareboat Charterer.

1.2          Construction

(a)           In this Agreement, unless the contrary intention appears, a reference to:

(i)            an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality and their successors in title, permitted assigns and permitted transferees;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii)           a currency is a reference to the lawful currency for the time being of the relevant country;

(iii)          a Default being outstanding means that it has not been cured, remedied or waived;

(iv)          a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(v)           a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(vi)          a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(vii)         a time of day is a reference to London time.

(b)           Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)            if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)           if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)          notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)           Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)           Unless the contrary intention appears or unless the context otherwise permits:

(i)            a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)           a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)          any obligation of a Borrower under the Finance Documents which is not a payment obligation remains in force in accordance with its terms for so long as any payment obligation of a Borrower is or may be outstanding under the Finance Documents.

(e)           Joint and several liability

(i)            All obligations, covenants, representations, warranties and undertakings in or pursuant to the Finance Documents assumed, given, made or entered into by the Borrowers shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrowers jointly and severally.

(ii)           Each of the Borrowers agrees that any rights which it may have at any time during the term of the Facility by reason of the performance of its obligations under the Finance Documents to be indemnified by the other Borrower and/or to take the benefit of any security taken by the Lender pursuant to the Finance Documents shall be exercised in such manner and on such terms as the Lender may require or as provided in this Agreement.  Each of the Borrowers agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Lender absolutely.

(iii)          Each of the Borrowers agrees that it will not at any time during the term of the Facility claim any set-off or counterclaim against the other Borrower in respect of any liability owed to it by that other Borrower under or in connection with the Finance Documents, nor prove in competition with the Lender in any liquidation of (or analogous proceeding in respect of) the other Borrower in respect of any payment made under the Finance Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Lender for the repayment of the Loans.

(f)            The headings in this Agreement do not affect its interpretation.

2.             FACILITY

2.1          Facility and Purpose

Subject to the terms of this Agreement, the Lender makes available to the Borrowers a term loan facility in a maximum aggregate amount equal to the Maximum Facility Amount.  The term loan facility shall be made available in two Loans (Vessel Loan 1 and Vessel Loan 2, each of which shall be made available to the relevant Borrower).  Each Loan shall be capable of being drawn, up to the maximum amount of the relevant Vessel Loan, on the dates described in Clause 4.2(a).

2.2          Loans

Each Loan may be used only in or towards assisting with financing the cost of acquiring  the Vessel to which it relates and such other items and costs as are included in the relevant Vessel Cost.

2.3          No obligation to monitor

The Lender is not obliged to monitor or verify the utilisation of any Loan.

3.             CONDITIONS PRECEDENT

3.1          Conditions precedent and subsequent documents

(a)           A Request in respect of a Drawing under a Loan may not be given until the Lender has notified the Borrower that it has received all of the documents and evidence set out in

Schedule 2 (Initial Conditions Precedent Documents) in form and substance satisfactory to the Lender.  The Lender must give this notification to the relevant Borrower promptly upon being so satisfied.

(b)           On or before the date falling 60 days from the date of this Agreement, the Borrowers shall provide to the Lender all documents set out in Schedule 2 (Conditions Subsequent to first Drawing) in form and substance satisfactory to the Lender.

(c)           A Request representing the amount of a Delivery Date Instalment may not be given until the Lender has notified the relevant Borrower that it has received all of the documents and evidence set out in Schedule 3 (Delivery Date Conditions Precedent Documents ) and Schedule 2 (Conditions Subsequent to first Drawing) in form and substance satisfactory to the Lender or that it expects to receive outstanding documents or evidence on or before the relevant Delivery Date.  The Lender must give this notification to the relevant Borrower promptly upon being so satisfied.

3.2          Further conditions precedent

The obligations of the Lender to advance any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)           the representations made under Clause 14 are correct in all material respects; and

(b)           no Default is outstanding or would result from the Drawing.

4.             UTILISATION

4.1          Giving of Requests

(a)           Each Borrower may borrow its relevant Loan by giving to the Lender a duly completed Request in respect of a Drawing under that Loan.

(b)           Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Request is 11.00 a.m., Seoul time, three Business Days prior to the proposed date for the borrowing.

(c)           Each Request is irrevocable.

4.2          Completion of Requests

A Request for a Drawing under a Loan will not be regarded as having been duly completed unless:

(a)           the Utilisation Date is a Business Day falling within the Availability Period and is a date which either (i) falls on or after the date on which the relevant Instalment under the relevant Shipbuilding Contract falls due or (ii) in respect of a Request for Incidental Costs only, is the last day of a Term;

(b)           in respect of a Drawing under a Loan:

(i)            in respect of the first Drawing it is in an amount not exceeding the aggregate of (x) the balance of the amount of the Instalments paid or payable to the Builder after deducting therefrom an amount equal to the Equity Contribution and (y) the Incidental Vessel Costs in respect of the relevant Vessel on the relevant Utilisation Date;

(ii)           in respect of a Drawing other than the Drawing referred to in paragraph (i) and the Drawing of the Delivery Date Instalment, it is in an amount not exceeding the Incidental Vessel Costs in respect of the relevant Vessel on the relevant Utilisation Date less the amount of any such Incidental Vessel Costs which have been reimbursed in an earlier Drawing;

(iii)          in respect of the Drawing on the Delivery Date, it is in an amount not exceeding the aggregate of (x) the balance of the amount of the Instalment payable to the Builder on the Delivery Date, and (y) the Incidental Vessel Costs not taken into account under sub-paragraphs (i) and (ii) above and (z) an amount equal to the reduction (if any) in the Equity Contribution calculated in accordance with the Equity Contribution Side Letter, in respect of the relevant Vessel on the relevant Utilisation Date;

(iv)          the amount requested for the Drawing in respect of Incidental Vessel Costs when aggregated with any other amount in respect of Incidental Vessel Costs drawndown under the Loan and any amounts capitalised or to be capitalised on the proposed Utilisation Date pursuant to Clause 4.3 in respect of Incidental Loan Costs, does not exceed US$6,910,000;

(v)           the amount requested for the Drawing does not exceed, when aggregated with (x) existing Drawings under that Loan, (y) the amounts to be drawndown under any other Request under that Loan issued for drawdown on the proposed Utilisation Date and (z) any amounts capitalised or to be capitalised on the proposed Utilisation Date pursuant to Clause 4.3 in respect of Incidental Loan Costs for that Loan, the Maximum Available Loan Amount; and

(c)           the proposed Term complies with this Agreement.

Only one Drawing may be requested in a Request.

4.3          Capitalisation of Incidental Loan Costs

To the extent that the amount of any incidental Loan Costs to be capitalised does not exceed, when aggregated with the Drawings already made, and amounts already capitalised under the relevant Loan, the Maximum Available Loan Amount:

(a)           On the date of the first Drawing under a Loan, the management fee relating to that Loan, calculated in accordance with Clause 20.3 shall be capitalised and added to the principal amount of the Loan outstanding on that date.

(b)           During the Pre-Delivery Period, in respect of a Vessel, the Exposure Fee, the commitment fee payable in accordance with Clause 20.2 and interest calculated and payable in accordance with Clause 7.1(a), relating to that Vessel, shall accrue on the Loan relating to that Vessel and shall, on the last day of each Term during the Pre-Delivery Period, be capitalised and added to the principal amount of the Loan outstanding.

5.             REPAYMENT

5.1          Repayment of the Loans

(a)           The Borrowers must repay each Loan by 48 consecutive Repayment Instalments on each Repayment Date for that Loan in accordance with the Repayment Schedule.

(b)           The Lender shall notify the Borrowers of any change in the amount or the timing of any Repayment Instalment, as soon as practicable after the Delivery Date for the relevant Vessel.  In the event of any such notification, the Lender shall replace the relevant Repayment Schedule attached at Schedule 6 with a new Repayment Schedule reflecting the correct Repayment Instalments and the correct Repayment Dates and promptly provide a copy thereof to the Borrowers.

(c)           In any event, each Loan shall be repaid in full on the Final Maturity Date.

6.             PREPAYMENT AND CANCELLATION

6.1          Mandatory prepayment - illegality

If it becomes, or to the knowledge of the Lender is to become, unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or a Finance Document or to fund or maintain one or more of the Loans (the Event of Illegality), the Lender shall notify the Borrowers. The Borrowers and the Lender shall thereafter consult with each other in good faith for a period of thirty (30) days or in the event that the Event of Illegality takes effect before the expiration of 30 days, for the maximum number of days available before the Event of Illegality takes effect with a view to restructuring the Facility in such a way as to avoid the effect of the Event of Illegality.  If agreement cannot be reached between the parties within this period, the Borrowers shall repay the relevant Loan or Loans to the Lender on the last day of the Term for each relevant Loan which is current at the time the Lender notifies the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Owners (being no earlier than the last day of any applicable grace period permitted by Applicable Law).

6.2          Mandatory prepayment – change of control of Danaos

(a)           The Borrowers must promptly notify the Lender if any of them becomes aware of any person or group of persons acting in concert gaining control of Danaos from Mr John Coustas and his immediate family, be it direct or indirect.

(b)           After notification under paragraph (a) above or if the Lender otherwise becomes aware of the same, the Lender may, by notice to the Borrowers delivered to the Borrowers within 30 days of such notification:

(i)            cancel the Facility; and

(ii)           declare all outstanding Loans to be promptly, and in any event within 60 days of such declaration due and payable.

Any such notice will take effect in accordance with its terms.

(c)           In paragraph (a) above:

control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988; and

acting in concert has the meaning given to it in the City Code on Takeovers and Mergers.

6.3          Mandatory prepayment- Change of control of the Charterer

(a)           The Borrowers must promptly notify the Lender if any of them becomes aware of any person or group of persons acting in concert gaining control of the Charterer, be it direct or indirect.

(b)           After notification under paragraph (a) above or if the Lender otherwise becomes aware of the same in respect of the Charterer, the Lender may undertake a credit review, in good faith, of the terms of this Agreement. The Lender’s determination pursuant to the credit review shall be made in the Lender’s absolute discretion and the Lender shall inform the Borrowers upon having reached such determination.  In the event that the Lender does not find the results of the credit review satisfactory, the Lender shall be entitled to require any amendments to this Agreement which, in its absolute discretion, it may consider appropriate.

(c)           After notification by the Lender to the Borrowers of the results of its determination the Borrowers shall within a period of 90 days from the date of the Lender’s notification, during which time no Event of Default may occur or be continuing, either:

(i)            comply with the requirements of the Lender’s credit review; or

(ii)           prepay all outstanding Loans.

(d)           In paragraph (a) above:

control and acting in concert shall have the meaning given to them in Clause 6.2(c).

6.4          Mandatory prepayment - Sale or Total Loss of a Vessel

(a)           The Borrowers shall be obliged to prepay the whole of the Loan then outstanding in relation to a Vessel in the following circumstances and at the following times:

(i)            if that Vessel is sold, on or before the date on which the sale is completed by delivery of that Vessel to a buyer;

(ii)           if there is a Total Loss, on the earlier of the date falling 90 days after the Date of Total Loss and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss;

(iii)          if the Shipbuilding Contract relating to that Vessel is terminated in circumstances where the Refund Guarantee is payable, upon the date of receipt of the monies under the Refund Guarantee;

(iv)          if the Shipbuilding Contract relating to that Vessel is terminated in circumstances other than those referred to in paragraph (iii), on the date of its termination.

(b)           In the event that a mandatory prepayment obligation arises under Clause 6.4(a) upon a sale or Total Loss of a Vessel or in the event of a termination of a Shipbuilding Contract, the Lender shall be entitled to procure immediate valuations of the remaining Vessel in accordance with Clause 17, at no cost to the Lender. In the event that such valuations show that the relevant

Required Amount is not satisfied, the Borrowers shall be obliged to apply the balance of any funds received by the Borrowers pursuant to the relevant Intercreditor Deed to the extent required to ensure that the relevant Required Amount is satisfied. Any balance of funds received by the Borrowers pursuant to the relevant Intercreditor Deed after such application shall be available to the relevant Borrower. In the event that the funds received pursuant to the relevant Intercreditor Deed are not adequate to ensure that the relevant Required Amount is satisfied, the Borrowers shall be obliged to pay an amount equal to such shortfall to the Lenders no later than 5 Business Days after receipt of notification from the Lender of details of the amount required to satisfy the Required Amount.

6.5          Voluntary prepayment

(a)           A Borrower may, by giving not less than sixty days’ prior notice to the Lender, prepay a Loan in whole or from time to time in part on a Repayment Date.

(b)           A prepayment must be in a minimum amount or multiple of US$3,000,000.

(c)           Unless the Lender otherwise agrees, any voluntary prepayment under this Clause 6.5 shall be applied against the Repayment Instalments of the relevant Loan in the inverse order of their maturity.

6.6          Automatic cancellation

The obligation of the Lender to advance the undrawn amount of a Loan will be automatically cancelled at the close of business on the last day of the relevant Availability Period.

6.7          Voluntary cancellation

(a)           The Borrowers may, by giving not less than ten Business Days’ prior notice to the Lender, cancel the unutilised portion of the Facility in whole or in part.

(b)           Partial cancellation of the Facility must be in a minimum amount or multiple of US$1,000,000.

6.8          Voluntary prepayment and cancellation

(a)           If one or more of the Borrowers is, or will be, required to pay to the Lender a Tax Payment or an Increased Cost, the relevant Borrower(s) may, while the requirement continues, give notice to the Lender requesting prepayment and cancellation in respect of the relevant Loan(s).

(b)           After notification under paragraph (a) above the relevant Borrower(s) must repay or prepay the Loan(s).

(c)           The date for repayment or prepayment of the Loan(s) will be the last day of the Term of each relevant Loan which is current at the time of the notice from the Borrower(s) or, if earlier, the date specified by the Borrower(s) in the notice delivered to the Lender.

6.9          Partial prepayment of  Loans

(a)           Except where this Clause 6 expressly provides otherwise any partial prepayment of a Loan will be applied against the remaining Repayment Instalments in respect of that Loan, in the inverse order of their maturity.

(b)           Upon any such partial prepayment, the Lender shall replace the relevant Repayment Schedule attached at Schedule 6 with a new Repayment Schedule reflecting the correct Repayment Instalments and promptly provide a copy thereof to the relevant Borrower.

(c)           No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

6.10        Miscellaneous provisions

(a)           Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s).

(b)           All prepayments under this Agreement must be made with accrued interest on the amount prepaid.  A prepayment made other than in accordance with Clause 6.1, Clause 6.2, Clause 6.3 and Clause 6.4(a)(ii) shall be subject to a prepayment fee equal to 0.5% of the amount of principal prepaid.  All prepayments shall also be subject to Break Costs.

(c)           No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

7.             INTEREST

7.1          Calculation of interest

(a)           The rate of interest on each Loan for each Term during the Pre-Delivery Period is the percentage rate per annum equal to the aggregate of the applicable:

(i)            Pre-Delivery Margin;

(ii)           the Exposure Fee; and

(iii)          LIBOR

(b)           The rate of interest on each Loan for each Term during the Post-Delivery Period shall be 5.0125 per cent. being the aggregate of:

(i)            Post-Delivery Interest Rate; and

(ii)           the Exposure Fee.

(c)           Interest shall be calculated by reference to the actual number of days elapsed and on the basis of a year of 360 days.  Interest shall accrue from and including the first day of each Term to but excluding the last day of such Term.

7.2          Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrowers must pay accrued interest and Exposure Fee on each Loan on the last day of each Term.  During the Pre-Delivery Period in respect of a Vessel, interest and the Exposure Fee shall accrue on the basis set out in Clause 7.1 above and shall, on the last day of each Term during the Pre-Delivery Period, be capitalised and added to the principal amount of the Loan outstanding.

7.3          Interest on overdue amounts

(a)           If the Borrowers fail to pay any amount payable by them under the Finance Documents, they must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)           Interest on an overdue amount is payable at a rate determined by the Lender to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan of the overdue amount.  For this purpose, the Lender may (acting reasonably):

(i)            select successive Terms of any duration of up to three months;

(ii)           during the Pre-Delivery Period, determine the appropriate day to calculate LIBOR;

(c)           Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)            the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)           the rate of interest on the overdue amount for that first Term will be two per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)           Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

7.4          Notification of rates of interest

In respect of a Vessel, during the Pre-delivery Period, the Lender must promptly notify the Borrowers of the determination of a rate of interest under this Agreement.

8.             TERMS

8.1          Selection

(a)           Each Loan has successive Terms.

(b)           Each Term shall be of a period of three months subject always to the provisions of Clauses 8.2, 8.3 and 8.4.

8.2          Consolidation

The first Term for a Drawing under a Loan will commence on the date that Drawing is made and each subsequent Term shall commence on the last day of the previous Term.  Each Term for such a Drawing during the Pre-Delivery Period will be of three months’ duration (subject to Clause 8.3) provided always that the first Term for the second and subsequent Drawings under a Loan shall end on the last day of the current Term for existing Drawings under that Loan and each Term during the Post-Delivery Period will end on the next Repayment Date for that Loan or, in the case of the final Term for a Loan, on the Final Maturity Date.

8.3          End of Term on Delivery Date

If a Term in relation to a Loan or a Drawing under a Loan would otherwise overrun the Delivery Date of the Vessel to which the relevant Loan relates, it will be shortened so that it ends on the Delivery Date of that Vessel.  Each subsequent Term will be ascertained in accordance with Clause 8.2.

8.4          No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

8.5          Other adjustments

The Lender and the Borrowers may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

9.             MARKET DISRUPTION

9.1          Failure of the Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Bank but if the Reference Bank is unable to supply a rate by 11:00 a.m. on the second Business Day before the first day of the relevant Term, the applicable LIBOR will be calculated in accordance with Clause 9.2.

9.2          Market disruption

(a)           A market disruption event shall arise where,

(i)            the Reference Bank is unable to supply a rate by 11:00 a.m. on the second Business Day before the first day of the relevant Term; or

(ii)           the cost of Dollar deposits to the Lender exceeds LIBOR.

(b)           The Lender must promptly notify the Borrowers of a market disruption event.

(c)           After notification under paragraph (b) above, the rate of interest on the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)            Pre-delivery Margin;

(ii)           Exposure Fee; and

(iii)          the rate notified by the Lender to the Borrowers as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.

9.3          Alternative basis of interest or funding

If a market disruption event occurs and the Lender or the Borrowers so require, the Borrowers and the Lender must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

10.          TAXES

10.1        Tax gross-up

(a)           Each Borrower must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by an Applicable Law.

(b)           If a Tax Deduction is required by an Applicable Law to be made by a Borrower, the amount of the payment due from the Borrower will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(c)           If a Borrower is required to make a Tax Deduction, that Borrower must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by the Applicable Law.

(d)           Within 15 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction or, if later, forthwith following receipt of the same, the Borrower making that Tax Deduction or payment must deliver to the Lender original tax receipts (or certified copies thereof) evidencing satisfactorily to the Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

10.2        Tax Indemnity

Without prejudice to the provisions of 10.1 (Tax Gross Up), if the Lender is required to make any payment on account of Tax (not being a Tax imposed on the net income of its Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located or on the capital of the Lender employed in such jurisdiction) on any sum received or receivable hereunder (including, without limitation, any sum received or receivable under this Clause 10.2) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, each Borrower shall, upon demand of the Lender promptly indemnify the Lender against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

10.3        Tax Credit

If the Lender determines in its absolute discretion, acting in good faith, that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which a Borrower has made an increased payment or paid a compensating sum under this Clause 10 the Lender shall, provided it has received all amounts which are then due and payable by the Borrowers under any of the provisions of this Agreement and the other Finance Documents, pay to the Borrowers (to the extent that the Lender can do so without prejudicing the amount of that benefit and the right of the Lender to obtain any other benefit, relief or allowance which may be available to it), such amount, if any, as the Lender shall determine in its absolute discretion acting in good faith, will leave the Lender in no better and no worse position than it would have been in if the deduction or withholding had not been required and so that it retains no benefit as a result of the receipt of such deduction.

10.4        Confidentiality of Tax Affairs

If the Lender intends to make a claim pursuant to Clause 10.2 (Tax Indemnity) it shall, as soon as reasonably practicable after becoming aware that it may be entitled to make a claim under Clause 10.2, notify each Borrower of the event by reason of which it is entitled to do so, provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

10.5        Stamp taxes

Each Borrower must pay and indemnify the Lender against any stamp duty, registration or other similar Tax payable by the Lender in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

10.6        Value added taxes

Any amount (including costs and expenses) payable under a Finance Document by a Borrower is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount.  If any such Tax is chargeable, the Borrower must pay to the Lender (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

11.          INCREASED COSTS

11.1        Increased Costs

Except as provided below in this Clause 11, each Borrower must pay to the Lender the amount of any Increased Cost incurred by the Lender or its Subsidiaries as a result of:

(a)           the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(b)           compliance with any law or regulation,

made after the date of this Agreement.

11.2        Exceptions

A Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)           compensated for under another Clause or would have been but for an exception to that Clause;

(b)           a Tax on the Lender or any of its Subsidiaries; or

(c)           attributable to the Lender or any of its Subsidiaries wilfully failing to comply with any law or regulation.

11.3        Claims

If the Lender intends to make a claim for an Increased Cost it must notify the Borrowers promptly of the circumstances giving rise to, and the amount of, the claim.

11.4        Mitigation

(a)           The Lender must, in consultation with the Borrowers, use its best endeavours to mitigate any circumstances which arise and which result or would result in any Increased Cost being payable to the Lender;

(b)           Each Borrower must indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of any step taken by it under Clause 11.4(a) above.

(c)           The Lender is not obliged to take any step under this subclause if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it in any material respect and is not otherwise capable of being compensated under paragraph (b).

12.          EARNINGS, RETENTION AND OPERATING EXPENSES ACCOUNTS

12.1        Maintenance of accounts

The Borrowers shall maintain the Earnings Accounts, the Retention Accounts and the Operating Expenses Accounts with the Account Bank until the Final Maturity Date free of Security Interests and rights of set-off other than as created by or pursuant to the Security Documents.

12.2        Earnings

Each of the Borrowers shall procure that there is credited to the relevant Earnings Account for the Vessel chartered by that Borrower all Earnings for the Vessel chartered by that Borrower.

12.3        Transfers to Retention Accounts

In respect of each Loan, upon payment of any Earnings into the relevant Earnings Account (an Earnings Deposit Date) the relevant Borrower shall procure that there is transferred from the relevant Earnings Account for the Vessel which is the subject of that Loan (and irrevocably authorise the Lender to instruct the Account Bank to transfer from the relevant Earnings Account) to the relevant Retention Account an amount calculated in accordance with the following formula:

a              =              A             X             n/N

where:

a=            the relevant amount of the Earnings to be transferred to that Retention Account out of the relevant Earnings Account;

A=          amount required to repay the principal, interest and Exposure Fee payable on the next Repayment Date or, in the final Retention Period, the Final Maturity Date in respect of the Loan to which the Earnings Account relates;

N=           the number of days in a Retention Period; and

n=           actual number of days elapsed from (and including) the immediately preceding Earning Deposit Date in the Retention Period or the first day of the Retention Period (where there is no preceding Earning Deposit Date in a Retention Period) up to (but excluding) the Earning Deposit Date.

PROVIDED ALWAYS that on the last Earning Deposit Date for a Retention Period, and, if there remains a shortfall, on the last day of a Retention Period there shall be transferred to the relevant Retention Account out of the relevant Earnings Account an amount (taking into account the existing balance of the relevant Retention Account) required to repay the principal, interest and Exposure Fee payable in respect of that Loan on the next Repayment Date or, as the case may be, the Final Maturity Date in full.

12.4        Additional payments to Retention Accounts

If for any reason the amount standing to the credit of the relevant Earnings Account shall be insufficient to make any transfer to the relevant Retention Account required by Clause 12.3, the Borrowers shall, without demand, procure that there is credited to the relevant Retention Account, within 5 Business Days of the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

12.5        Application of Retention Accounts

The relevant Borrower shall procure that there is transferred from the relevant Retention Account (and irrevocably authorise the Lender to instruct the Account Bank to transfer from the relevant Retention Account) to the Lender in respect of each Loan:

(a)           on each Repayment Date for that Loan, the amount of the Repayment Instalment for that Loan then due; and

(b)           on the last day of each Term of that Loan, the amount of interest and Exposure Fee then due on that Loan.

12.6        Payment to Debt Service Reserve Accounts

In the event that a Borrower proposes to make a payment of dividends in accordance with Clause 16.8 and does not intend to provide to the Lender a letter of credit in accordance with Clause 16.8(ii)(b), then prior to the payment of such dividends or such other distribution as the Borrower may be entitled to make, the Borrower shall be required to open a Debt Service Reserve Account and shall be required to pay into such account an amount equal to the amount of interest and Exposure Fee payable at the end of the current Term.  Immediately thereafter the relevant Borrower shall execute the Debt Service Reserve Account Charge.

If the relevant Borrower has credited to the Debt Service Reserve Account an amount equal to the amount specified in Clause 16.8(ii)(a), then provided that no Event of Default has occurred and is continuing, the Lender shall, on the Business Day following each Repayment Date, instruct the Account Bank to release to the Operating Expenses Account for the relevant Vessel an amount equal to the difference between (i) the aggregate of the amount paid in respect of interest and Exposure Fee on the relevant Loan on such Repayment Date and (ii) the amount payable in respect of interest and Exposure Fee on the relevant Loan on the next Repayment Date.

12.7        Borrowers’ obligations not affected

If for any reason the amount standing to the credit of the Retention Accounts shall be insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers’ obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

12.8        Release of surplus

The Lender shall instruct the Account Bank to release to the Operating Expenses Account for the relevant Vessel any amount remaining to the credit of the relevant Earnings Account following the making of any transfer required by Clause 12.3 (unless an Event of Default shall have occurred and be continuing).  Thereafter, the relevant Borrower shall be entitled to withdraw sums of money standing to the credit of the Operating Expenses Account in the following circumstances (i) in and towards payment of any Operating Expenses; (ii) in the event of a reduction in the relevant Borrower’s Equity Contribution, an amount equal to such reduction, (iii) an amount equal to any late payment of Earnings made to the Earnings Account of the relevant Borrower after the Borrower has funded the transfer from the Earnings Account required by Clause 12.3; (iv) distribution to shareholders in accordance with and subject to Clause 16.8 and (v) in or towards a voluntary prepayment of the relevant Loan in accordance with Clause 6.5 (Voluntary prepayment).

12.9        Restriction on withdrawal

During the term of the Facility no sum may be withdrawn from any of the Earnings Accounts or the Retention Accounts (except in accordance with this Clause 12) without the prior written consent of the Lender.

13.          PAYMENTS

13.1        Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Borrower under the Finance Documents must be made to the Lender to its account no. 04-029-695 with Deutsche Bank Trust Company Americas, New York, the United States of America or such other account in the United States of America as it may notify to that Borrower for this purpose by not less than five Business Days’ prior notice.

13.2        Funds

Payments under the Finance Documents to the Lender must be made for value on the due date at such times and in such funds as the Lender may specify to the Borrower concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

13.3        Distribution

The Lender may apply any amount received by it from any of the Borrowers in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrowers under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

13.4        Currency

All amounts payable under the Finance Documents are payable in Dollars provided always that amounts payable in respect of costs and expenses are payable in the currency in which those costs and expenses are incurred.

13.5        No set-off or counterclaim

All payments made by a Borrower under the Finance Documents must be made without set-off or counterclaim.

13.6        Business Days

(a)           If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)           During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

13.7        Payments

Except to the extent otherwise provided in any Finance Document any and all  Proceeds received by the Lender shall be applied in accordance with Clause 10.8 of the relevant Intercreditor Deed. Any amounts received by the Lender under Clause 10.8 of the Intercreditor Deed and any and all other proceeds of the enforcement of the security conferred by the Security Agreements shall be applied as follows:

(i)            first, in or towards payment of all costs and expenses whatsoever, incurred or to be incurred by the Lender in connection with such enforcement;

(ii)           second, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(iii)          third, in or towards payment of any accrued but unpaid interest under the Finance Documents;

(iv)          fourth in or towards payment of any Break Costs due but unpaid under the Finance Documents;

(v)           fifth, in or towards payment of any principal amount due but unpaid under the Finance Documents;

(vi)          sixth, in or towards payment to the Lender of any other amounts which are or may become owing by any of the Borrowers to the Lender under the Finance Documents;

(vii)         seventh, after all amounts payable or which may become payable under the Finance Documents have been paid in full and the Finance Documents have been discharged in or towards payment of the surplus if any, to the relevant Borrower or other persons entitled thereto.

This Subclause will override any appropriation made by a Borrower.

13.8        Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the Lender.

14.          REPRESENTATIONS

14.1        Representations

The representations set out in this Clause are made, unless otherwise stated, by each of the Borrowers to the Lender.

14.2        Status

(a)           It is a limited liability company, duly incorporated and validly existing under the laws of  the Republic of Cyprus.

(b)           It and each of its Subsidiaries has the power to own and hold on charter its assets and carry on its business as it is being conducted.

(c)           It is wholly owned by the Sponsor.

14.3        Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

14.4        Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

14.5        Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict in any material respect with:

(a)           any law or regulation applicable to it;

(b)           its or any of its Subsidiaries’ constitutional documents; or

(c)           any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

14.6        No default

(a)           No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)           No other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

14.7        Authorisations

Except for registration of the Mortgages at the Cyprus Ships Registry, any Security Agreement creating a charge over Security Assets of the Borrowers or either of them at the Cyprus Companies Registry and of any relevant Security Agreement under the Companies Act 1985, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

14.8        Financial statements

The audited financial statements of the Borrowers and Danaos most recently delivered to the Lender (which at the date of this Agreement, are the Original Financial Statements) together with any other financial information supplied to the Lender by the Borrowers:

(a)           have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)           fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

14.9        No material adverse change

There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Borrowers, or either of them, or any member of the Danaos Group since 31st December, 2002, or if incorporated after 31st December, 2002, since the date of incorporation or following the receipt by the Lender of an Annual Compliance Certificate, since the date of the then latest Annual Compliance Certificate.  Insofar as this representation relates to the members of the Danaos Group (other than the Borrowers) it is given on the date of this Agreement and each Utilisation Date only.

14.10      Litigation

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against the Borrowers or either of them, or any member of the Danaos Group.  Insofar as this representation relates to the members of the Danaos Group (other than the Borrowers) it is given on the date of this Agreement and each Utilisation Date only.

14.11      Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

14.12      Taxes on payments

All amounts payable by it to the Lender under the Finance Documents and the Related Contracts may be made without any Tax Deduction.

14.13      Stamp duties

Except as notified in writing to and accepted by the Lender no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document or Related Contract.

14.14      Environment

Except as may already have been disclosed by a Borrower in writing to the Lender:

(a)           each Borrower and the Environmental Affiliates have without limitation complied with the provisions of all applicable Environmental Laws in relation to each Vessel;

(b)           each Borrower and the Environmental Affiliates have obtained all requisite Environmental Approvals in relation to each Vessel and are in compliance with such Environmental Approvals;

(c)           no Borrower nor any of the Environmental Affiliates has received notice of any Environmental Claim in relation to the relevant Vessel which alleges that such Borrower is not in compliance with applicable Environmental Laws in relation to such Vessel or Environmental Approvals in relation to such Vessel;

(d)           there is no Environmental Claim in relation to either Vessel pending or threatened which is such that a first class owner or operator of vessels such as the Vessels making all due enquiries and complying in all respects with its obligations under the ISM Code ought to have known about; and

(e)           there has been no Release of Hazardous Materials by or in respect of either Vessel about which a first class owner or operator of vessels such as the Vessels making all due enquiries and complying in all respects with its obligations under the ISM Code ought to have known about.

14.15      Security Interests

No Security Interest exists over its or any of its Subsidiary’s assets which would cause a breach of Clause 16.5 (Security Interests).

14.16      Security Assets

Each Borrower is solely and absolutely entitled to the Security Assets over which it has or will create any Security Interest pursuant to the Security Documents to which it is a party, or will be, a party and there is no agreement or arrangement under which it is obliged to share any proceeds of or derived from such Security Assets with any third party.

14.17      ISM Code compliance

On each Delivery Date, each Owner  and the Bareboat Charterer is in full compliance with the ISM Code in respect of its Vessel.

14.18      ISPS Code Compliance

On each Delivery Date, each Owner and the Bareboat Charterer  is in full compliance with the ISPS Code in respect of its Vessel.

14.19      No amendments to Related Contracts

Other than as notified to and agreed by the Lender in writing, there have been no amendments to any of the Related Contracts.

14.20      Money Laundering

Any borrowing by any Borrower and the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

14.21      Insolvency

(a)           No Borrower, nor any member of the Danaos Group is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts.

(b)           No Borrower nor any member of the Danaos Group, by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(c)           The value of the assets of each Borrower, and each member of the Danaos Group is not less than its liabilities (taking into account contingent and prospective liabilities).

(d)           No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Borrower or any member of the Danaos Group.

14.22      Immunity

(a)           The execution by it of each Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each such Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)           It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

14.23      No adverse consequences

(a)           It is not necessary under the laws of its jurisdiction of incorporation:

(i)            in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)           by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)           The Lender will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

14.24      Jurisdiction/governing law

(a)           Its:

(i)            irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)           agreement that this Agreement is governed by English law; and

(iii)          agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)           Any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation, subject to any statutory or other conditions of such jurisdiction.

14.25      Times for making representations

(a)           The representations set out in this Clause are made by each Borrower on the date of this Agreement.

(b)           Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by each relevant Party during the Pre-delivery Period in respect of the relevant Vessel on each Utilisation Date and during the Post Delivery Period in respect of the relevant Vessel, annually on each anniversary of the first Utilisation Date by the relevant Borrower only when such relevant Borrower shall provide to the Lender an Annual Compliance Certificate.

(c)           When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

15.          INFORMATION COVENANTS

15.1        Financial statements

(a)           Each Borrower must supply and must procure that Danaos supplies to the Lender:

(i)            its audited financial statements for each of its financial years ending after the date hereof;

(ii)           its interim unaudited financial statements for the first half-year of each of its financial years; and

(iii)          if and to the extent a Borrower or Danaos is required by any Applicable Law to produce quarterly financial statements, the quarterly financial statements for that

Borrower as the case may be for the first and third quarters of each of its financial years.

(b)           Each Borrower must procure that the Charterer supplies to the Lender its audited financial statements for each of its financial years ending after the date hereof.

(c)           All financial statements must be supplied as soon as they are available and:

(i)            in the case of audited financial statements, within 180 days;

(ii)           in the case of interim semi-annual financial statements, within 90 days; and

(iii)          in the case of interim quarterly financial statements, within 60 days;

of the end of the relevant financial period.

15.2        Form of financial statements

(a)           Each Borrower and Danaos must ensure that each set of its financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)           Each Borrower and Danaos must notify the Lender of any change to the basis on which its audited financial statements are prepared.

(c)           If requested by the Lender, each Borrower must supply or procure that the following are supplied to the Lender:

(i)            a full description of any change notified under paragraph (b) above; and

(ii)           sufficient information to enable the Lender to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Lender under this Agreement.

(d)           If requested by the Lender, each Borrower and Danaos must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Lender in the same position as it would have been in if the change had not happened.

(e)           If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, each Borrower must ensure that its auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

15.3        Access to Books and Records

Upon the request of the Lender, each Borrower shall provide the Lender and any of its representatives, professional advisors and contractors with access to and permit inspection of its books and records, in each case at reasonable times and upon reasonable notice.

15.4        Information - miscellaneous

Each Borrower, must supply to the Lender:

(a)           copies of all documents despatched by it to its creditors generally or any class of them at the same time as they are despatched;

(b)           promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which might, if adversely determined, have a Material Adverse Effect; and

(c)           promptly on request, such further information regarding the financial condition and operations of a Borrower as the Lender may reasonably request.

15.5        Notification of Default

(a)           Unless the Lender has already been so notified, each Borrower must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)           Promptly on request by the Lender but not more often than once in each period of 12 months, unless the Lender, acting reasonably, believes an Event of Default has occurred and is continuing (in which event the Lender shall be entitled to make such requests as and when it considers it appropriate to do so), each Borrower must supply to the Lender a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

15.6        Year end

The Borrowers may not change their financial year end.

16.          GENERAL COVENANTS

16.1        General

Each of the Borrowers agrees to be bound by the covenants set out in this Clause relating to it, or where relevant, agrees to procure that the Bareboat Charterer will be bound.

16.2        Authorisations

Each Borrower must promptly obtain, maintain and comply, in all material respects, with the terms of any authorisation required under any Applicable Law to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

16.3        Compliance with laws

Each Borrower must comply and must procure that the Manager, the Owners and the Bareboat Charterer each complies in all respects with all Applicable Laws to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

16.4        Pari passu ranking

Each Borrower must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.5        Security Interests

Each Borrower shall not, and the Borrowers shall procure that the Manager, the Owners and the Bareboat Charterer do not create or permit to subsist any Security Interest over the Obligatory Insurances or any other Security Assets or any Related Contract other than:

(a)           Permitted Liens; or

(b)           with the prior written consent of the Lender.

16.6        Disposals

(a)           Except as provided below, no Borrower may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)           Paragraph (a) does not apply to any disposal made in the ordinary course of trading of the disposing entity.

16.7        No other business  assets or Financial Indebtedness

No Borrower shall engage in any business other than the direct or indirect ownership, operation and chartering of the relevant Vessel or any business incidental thereto nor shall any Borrower own any asset other than any asset incidental to the operation and chartering of the relevant Vessel, nor shall any Borrower incur any Financial Indebtedness other than the Financial Indebtedness contemplated by this Agreement and any other short term indebtedness not exceeding, when aggregated with such other Financial Indebtedness of that Borrower, US$1,000,000 incurred in the ordinary course of business solely for the purpose of funding Operating Expenses.

16.8        Payment of dividends

No Borrower shall pay any dividends or make any other distributions to shareholders or issue any new shares unless it has available surplus funds which, under Applicable Law and accounting principles in its jurisdiction of incorporation it is entitled to distribute as dividends and where the following conditions are satisfied:

(i)            the Standby Letter of Credit is in place and continues to be in full force and effect; and

(ii)           it either (a) pays an amount equal to the amount of interest and Exposure Fee payable at the end of the current Term into the relevant Debt Service Reserve Account in accordance with Clause 12.6 or (b) provides a letter of credit in an amount equal to the amount of interest and Exposure Fee payable at the end of the current Term to the Lender in form and substance satisfactory to the Lender;

(iii)          its Retention Account is fully funded in accordance with Clauses 12.3 and 12.4; and

(iv)          no Default has occurred and is continuing.

16.9        Change of business

(a)           Each Borrower must ensure that no change is made to the general nature of its business from that carried on at the date of this Agreement.

(b)           Each Borrower must maintain its place of business, and keep its corporate documents and records, at the address stated opposite its name in Schedule 1, and the Borrowers will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Republic of Cyprus.

16.10      Mergers

None of the Borrowers shall enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra-group re-organisation on a solvent basis or other transaction agreed by the Lender.

16.11      Security

Each Borrower:

(a)           will procure that the relevant Mortgage is on the Delivery Date, and continues to be, registered as a first priority mortgage with the Cyprus Ships Registry;

(b)           will procure that the Mortgage and any other security conferred on the Lender under any Security Document is registered as a first priority interest with the relevant authorities within the period prescribed by the Applicable Laws and is maintained and perfected with the relevant authorities;

(c)           will at its own cost, do all that it can to ensure that any Finance Document validly creates the obligations and Security Interests which it purports to create; and

(d)           without limiting the generality of paragraph (a) above, will at its own cost, promptly register, file, record or enrol, or procure the registration, filing, recording or enrolment of any Finance Document with any court or authority, pay, or procure the payments of any stamp, registration or similar tax payable in respect of any Finance Document, give, or procure the giving of any notice or take any other step which, in the reasonable opinion of the Lender, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

16.12      Registration of the Vessels

Each Borrower shall procure that the relevant Owner shall :

(a)           procure and maintain with effect from the Delivery Date of the relevant Vessel, the valid and effective provisional registration of the Vessel under the flag of the Republic of Cyprus and shall effect permanent registration of the Vessel within 3 months from the relevant Delivery Date, or such other flag of equivalent reputation as is satisfactory to the Lender in its absolute discretion, and shall ensure nothing is done or omitted by which the registration of the Vessels would or might be defeated or imperilled; and

(b)           not change the name or port of registration of the Vessels without the prior written consent of the Lender (such consent not to be unreasonably withheld).

16.13      Partial prepayments or additional security

(a)           If and so often as, at any time on or after the Delivery Date of the first Vessel to be delivered until the date falling on the last day of the second year after the Delivery Date of the first Vessel to be delivered, the market value of either of the delivered Vessels (determined in accordance with Clause 17) shall be less than the First Required Amount in respect of that Vessel, the Borrowers will, within thirty Business Days of the request of the Lender to do so, either (i) prepay such amount of the Loan relating to that Vessel as will ensure that the market value of that Vessel (determined as aforesaid) is not less than the First Required Amount in respect of that Vessel; or (ii) provide or cause to be provided to the Lender such additional security as may be satisfactory to the Lender acting in good faith but otherwise in its entire discretion. Clauses 6.9 and 6.10 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause save that no prepayment fee equal to 0.5% of the amount of principal shall be payable.  Any prepayment made in accordance with Clause 16.13(a)(i) shall be applied against the Repayment Instalments of the relevant Loan in the inverse order of their maturity.

(b)           If and so often as, at any time on or after the date falling on the last day of the second year after the Delivery Date of the first Vessel until the date falling on the last day of the fourth year after the Delivery Date of the first Vessel, the market value of either of the delivered Vessels (determined in accordance with Clause 17) shall be less than the Second Required Amount in respect of that Vessel, the Borrowers will, within thirty Business Days of the request of the Lender to do so, either (i) prepay such amount of the Loan relating to that Vessel as will ensure that the market value of that Vessel (determined as aforesaid) is not less than the Second Required Amount in respect of that Vessel or (ii) provide or cause to be provided to the Lender such additional security as may be satisfactory to the Lender acting in good faith but otherwise in its entire discretion.  Clauses 6.9 and 6.10 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause save that no prepayment fee equal to 0.5% of the amount of principal shall be payable.  Any prepayment made in accordance with Clause 16.13(b)(i) shall be applied against the Repayment Instalments of that Loan in the inverse order of their maturity.

(c)           If and so often as, at any time on or after the date falling on the last day of the fourth year after the Delivery Date of the first Vessel until the Final Maturity Date, the market value of either of the delivered Vessels (determined in accordance with Clause 17) shall be less than the Third Required Amount in respect of that Vessel, the Borrowers will, within thirty Business Days of the request of the Lender to do so either (i) prepay such amount of the Loan relating to that Vessel as will ensure that the market value of that Vessel (determined as aforesaid) is not less than the Third Required Amount in respect of that Vessel or (ii) provide or cause to be provided to the Lender such additional security as may be satisfactory to the Lender acting in good faith but otherwise in its entire discretion.  Clauses 6.9 and 6.10 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause save that no prepayment fee equal to 0.5% of the amount of principal shall be payable Any such prepayment made in accordance with Clause 16.13(c)(i) shall be applied against the Repayment Instalments of that Loan in the inverse order of their maturity.

16.14      Classification and repair

Each Borrower will, and will procure that the Manager, the Owners and the Bareboat Charterer will, at all times after the Delivery Date:

(a)           ensure that the Vessels are surveyed from time to time as required by the classification society in which the Vessel is for the time being entered and maintain and preserve the Vessel in good working order and repair, ordinary wear and tear excepted, and in any event in such condition as will entitle each to the classification of 100AI Containership, Shipright (SDA, FDA, CM)* IWS, @ LMC, UMS, SCM, EP, CAC NAVI or, if such classification is not available with the highest equivalent classification available, with Lloyds Register of Shipping, (or to the equivalent classification in another internationally recognised classification society of like standing acceptable to the Lender), free of all overdue requirements and recommendations of that classification society;

(b)           procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessels;

(c)           not remove any material part of either of the Vessels, or any item of equipment installed on either of the Vessels unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on that Vessel the property of the Owner and subject to the security constituted by the relevant Security Document(s) provided that the Owner may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to a Vessel;

(d)           ensure that each Vessel complies with all Applicable Laws from time to time applicable to vessels registered under the laws and flag of the Republic of Cyprus or such other flag, under which the Vessels may be registered from time to time in accordance with this Agreement; and

(e)           not without the prior written consent of the Lender (such consent not to be unreasonably withheld) cause or permit to be made any substantial change in the structure, type or performance characteristics of either of the Vessels and provide notification of such substantial changes in structure, type or performance characteristics of either of the Vessels to the Lender and furthermore provide confirmation to the Lender that such substantial change in structure, type or performance characteristics of either of the Vessels shall not result in a breach of any covenant under this Agreement.

16.15      Lawful and Safe Operation

Each Borrower will, and will procure that the Manager, the Owners and the Bareboat Charterer will, at all times after the Delivery Date:

(a)           operate each Vessel and cause each of the Vessels to be operated in a manner consistent in all material respects with any and all  laws, regulations, treaties and conventions (and all rules and regulations issued thereunder) from time to time applicable to the Vessel;

(b)           not cause or permit either of the Vessels to trade with, or within the territorial waters of any country in which her safety may be imperilled by exposure to piracy, terrorism, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(c)           not cause or permit either of the Vessels to be employed in any manner which will or may give rise to any reasonable degree of likelihood that such Vessel would be liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(d)           not cause or permit either of the Vessels to be employed in any trade or business which is forbidden by international law or is illicit or in carrying illicit or prohibited goods;

(e)           in the event of hostilities in any part of the world (whether war be declared or not) not cause or permit either of the Vessels to be employed in carrying any contraband goods and that she does not trade in any zone after it has been declared a war zone by any authority or by any of that Vessel’s war risks insurers unless that Vessel’s insurers shall have confirmed to the relevant Owner that such Vessel is held covered under the Obligatory Insurances for the voyage(s) in question; and

(f)            not charter either of the Vessels or permit either of the Vessels to serve under any contract of affreightment with any foreign country or national of any foreign country which is specified by legislation or regulations of Korea or any other jurisdiction in which the Facility Office is located and such that, if the earnings or any part of earnings were derived from such charter or affreightment, that fact would render any Finance Document or the security conferred by the Security Documents unlawful.

16.16      Repair of the Vessels

Each Borrower will not and will procure that the Manager, the Owners and the Bareboat Charterer will not, at any time after the Delivery Date, of a relevant Vessel put either of the Vessels into the possession of any person for the purpose of work being done upon her beyond the amount of US$3,000,000 (or equivalent), other than for classification or scheduled dry docking unless such person shall have given an undertaking to the Lender not to exercise any lien on that Vessel or Obligatory Insurances for the cost of that work or otherwise.

16.17      Arrests and Liabilities

Each Borrower will, and will procure that the Manager, the Owners and the Bareboat Charterer will, at all times after the Delivery Date of a Vessel:

(a)           pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than liens arising in the ordinary course of operation of either of the Vessels in each case for amounts the payment of which is not yet due or, if due and payable, is being disputed in good faith by appropriate proceeding (and for the payment of which adequate reserves have been provided or are and continue to be available)) on or claims enforceable against either of the Vessels and take all reasonable steps to prevent a threatened arrest of either of the Vessels;

(b)           notify the Lender promptly in writing of the levy of any distress on either of the Vessels or her arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use and (save in the case of compulsory acquisition or requisition for title or use) obtain her release within 21 days;

(c)           pay and discharge when due all dues, taxes, assessments, governmental charges, fines and penalties lawfully imposed on or in respect of either of the Vessels or the relevant Borrower, the Manager, the relevant Owner or the Bareboat Charterer except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available) and provided that the continued existence of such dues, taxes, assessments, governmental charges, fines or penalties does not give rise to any reasonable degree of likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize; and

(d)           pay and discharge all other obligations and liabilities whatsoever in respect of either of the Vessels and the Obligatory Insurances except those which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available) and provided that the continued existence of those obligations and liabilities in respect of either of the Vessels and the Obligatory Insurances does not give rise to any reasonable degree of likelihood that either of the Vessels would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize and provided always that each Vessel remains properly managed and insured at all times in accordance with the terms of this Agreement.

16.18      Related Contracts

The Borrowers shall not and shall procure that the Manager, the Owners and the Bareboat Charterer shall not, take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect and shall use all reasonable endeavours to procure that each other party to any Related Contract does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect.

16.19      Environment

Each of the Borrowers shall, and shall procure that the Manager, the Owners and the Bareboat Charterer shall, at all times after the Delivery Date of a Vessel:

(a)           comply with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Affiliates of each Borrower comply with all applicable Environmental Laws and obtain and comply with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to either  of the Vessels or her operation or her carriage of cargo); and

(b)           promptly upon the occurrence of any of the following events, provide to the Lender a certificate of an officer of the relevant Borrower or of the relevant Borrower’s agents specifying in detail the nature of the event concerned:

(i)            the receipt by the Borrower or any Environmental Affiliate (where the Borrower has knowledge of the receipt) of any Environmental Claim; or

(ii)           any Release of Hazardous Materials.

16.20      Information regarding the Vessels

Each Borrower shall, and shall procure that the Manager, the Owners and the Bareboat Charterer shall, at all times after the relevant Delivery Date:

(a)           promptly notify the Lender of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in its Vessel being or becoming a Total Loss;

(b)           promptly notify the Lender of any requirement or recommendation made by any Insurer or classification society or by any competent authority which is not complied with in a timely manner;

(c)           promptly notify the Lender of any intended dry docking of either of the Vessels;

(d)           promptly notify the Lender of any Environmental Claim being made in connection with either of the Vessels or its operation;

(e)           promptly notify the Lender of any claim for breach of the ISM Code being made in connection with either of the Vessels or its operation;

(f)            promptly notify the Lender of any claim for breach of the ISPS Code being made in connection with any of the Vessels or its operation;

(g)           give to the Lender from time to time on request such information as the Lender may reasonably require regarding either of the Vessels, her employment, position and engagements;

(h)           provide the Lender with copies of the classification certificate of the Vessels and of all periodic damage or survey reports on either of the Vessels which the Lender may reasonably request;

(i)            promptly furnish the Lender with full information of any casualty or other accident or damage to either of the Vessels involving an amount in excess of US$3,000,000 (or equivalent):

(j)            give to the Lender and its duly authorised representatives reasonable access to either of the Vessels for the purpose of conducting on board inspections and/or surveys of the Vessel and pay the reasonable expenses incurred by the Lender in connection with the inspections and/or surveys provided that, unless a Default has occurred and is continuing, such inspections and/or surveys shall not take place at the expense of the Borrower and the Lender shall co-operate with the Borrower in respect of the timing for and the place where such surveys take place in order to minimise disruption to the activities of either of the Vessels; and

(k)           if the Lender reasonably believes an Event of Default may have occurred, furnish to the Lender from time to time upon reasonable request certified copies of the ship’s log in respect of either of the Vessels.

16.21      Provision of further information

Each Borrower shall, and shall procure that the Manager , the Owners and the Bareboat Charterer shall, as soon as practicable following receipt of a request by the Lender, provide the Lender with any additional or further financial or other information relating to either of the Vessels, the Obligatory Insurances or to any other matter relevant to, or to any provision of, a Finance Document which the Lender may reasonably request.

16.22      Management

Each Borrower shall, and shall procure that the Manager, the Owners and the Bareboat Charterer shall, ensure that at all times after the relevant Delivery Date:

(a)           the relevant Vessel is managed by the Manager; and

(b)           the Manager shall not terminate or materially vary the terms of its management or appoint an alternative manager, provided that the Bareboat Charterer  shall be entitled so to do with the prior written consent of the Lender.

However, in the event that the Manager’s appointment as manager of either one of the Vessels ceases or is terminated in circumstances where it was not possible for the Bareboat Charterer to obtain the prior written consent of the Lender, the relevant Borrower shall promptly and in any event within 10 days from the date of the termination of the Manager’s appointment, provide to the Lender details of a replacement manager, such manager to be satisfactory to the Lender.

16.23      Proceeds from sale or Total Loss of a Vessel

(a)           Each Borrower shall procure that the proceeds from a sale or Total Loss of the relevant Vessel shall immediately upon receipt by the Owner or a Borrower be paid to the Lender for application in accordance with the relevant provisions of the relevant Intercreditor Deed and the provisions of Clause 13.7.

(b)           For and so long as an Owner or a Borrower holds any such proceeds as referred to in paragraph (a) it shall do so on trust for the Lender.

16.24      Charters

(a)           The Borrowers shall not and shall procure that neither of the Owners nor the Bareboat Charterer will let either of the Vessels on demise, consecutive voyage or voyage charter for any period without the consent of the Lender such consent not to be unreasonably withheld other than the AML Charters, the Bareboat Charters and the Time Charters.

(b)           Each Borrower shall be entitled to let its Vessel, in accordance with the terms of the Time Charter PROVIDED always that:

(i)            the Borrower shall remain liable under any time charter to perform all the obligations assumed by it under the Time Charter;

(ii)           the Lender shall not be under any obligations or liability under any time charter or liable to make any payment under that time charter;  and

(iii)          the Lender shall not be obliged to enforce against any charterer any term of any time charter, or to make any enquiries as to the nature or sufficiency of any payment received by the Lender.

(c)           If so required by the Lender each of the Borrowers shall exercise its respective rights to extend the charter period in respect of the relevant Vessel beyond the Initial Charter Period (as such term is defined in the AML Time Charters) for such period as the Lender may require, all in accordance with the provisions of Clause 32.1 of the AML Time Charters.

16.25      Substitution of Charterer

(a)           At all times during the Post-Delivery Period, the Borrowers shall advise the Lender of any of the following events;

(i)            any breach by the Charterer of the terms of a Time Charter of which the relevant Borrower becomes aware;

(ii)           the termination of a Time Charter by either the relevant Borrower or the Charterer;

(iii)          as soon as it becomes aware of such event, the occurrence of an event of cross default of the nature referred to in Clause 18.5 in respect of the Charterer, PROVIDED always that such event shall not arise in respect of the Charterer where the aggregate amount of the relevant Financial Indebtedness of the Charterer is less than US$50,000,000 or its equivalent; or

(iv)          as soon as it becomes aware of such event, the occurrence of an insolvency event of the nature referred to in Clause 18.6, 18.7 or 18.8 in respect of the Charterer.

Upon the occurrence of any such event the Lender shall be entitled to require that the relevant Borrower exercises all of its rights under the relevant Time Charter including, where applicable, the termination of the Time Charter in respect of the relevant Vessel.

(b)           In the event of a termination of a Time Charter in accordance with Clause 16.25(a) or otherwise, the relevant Borrower shall within 45 days of such termination either:

(i)            propose by written notice to the Lender, a substitute charterer; or

(ii)           prepay the outstanding Loan in respect of that Vessel, together with accrued interest and all other amounts accrued under the Finance Documents in respect of that Vessel in accordance with Clause 6.

provided always that, until either a substitute charterer is in place or the Loan has been prepaid, the Borrower shall on each date which would, had the Time Charter not terminated, have been an Earnings Deposit Date, deposit in the relevant Earnings Account an amount equal to the amount which would have been required, on that date, to have been transferred to the relevant Retention Account.  Such deposit by the Borrower shall be treated as Earnings and Clause 12 shall apply thereto on that basis. If the Borrower fails to make such deposit into the Earnings Account, the Borrowers’ rights in Clause 16.25 shall immediately cease and the Lender shall be entitled to treat such failure to pay (after any applicable grace period) as an Event of Default.

(c)           In the event that the relevant Borrower proposes a substitute charterer in accordance with Clause 16.25(b), the Lender shall then be required to undertake a credit review, in good faith but in a manner which it considers appropriate, of the terms of this Agreement.  The Lender shall be entitled, as part of the credit review process for a valuation to be carried out in respect of the relevant Vessel in accordance with Clause 17 (Valuation) except that the provisions of Clause 17.1(b) shall not apply and the valuation shall be carried out on both a with and without charter basis.  The Lender’s determination pursuant to the credit review shall be made in the Lender’s absolute discretion and the Lender shall inform the Borrowers upon having reached such determination.  In the event that the Lender does not find the results of the credit review satisfactory, the Lender shall be entitled to require any amendments to the Agreement which, in its absolute discretion, it may consider appropriate.

(d)           After notification by the Lender to the relevant Borrower of the results of its determination the relevant Borrower shall within a period of 60 days from the date of the Lender’s notification, during which time no Event of Default may occur or be continuing either:

(i)            comply with the requirements of the Lender’s credit review; or

(ii)           prepay the outstanding Loan in respect of that Vessel, together with accrued interest and all other amounts accrued under the Finance Documents in respect of the Vessel in accordance with Clause 6.

(e)           In the event the relevant Borrower enters into a substitute charter in accordance with Clause 16.25(c) or 16.25(d), the Borrower shall execute an assignment of time charter and earnings in the same form (mutatis mutandis) as the Time Charter and Earnings Assignment together with all notices and acknowledgements thereto.

16.26      Scope of Obligatory Insurances

Each Borrower shall or shall procure that the Owners or the Bareboat Charterers, in respect of each Vessel:

(a)           obtain the Builder’s compliance with the Builder’s Risk Insurances as detailed in Article XVII of each Shipbuilding Contract.

(b)           at all times after the relevant Delivery Date keep the Vessel insured in the Required Insurance Amount, in Dollars in the name of the relevant Owner and the Bareboat Charter or (if the Lender so requires) in the joint names of the relevant Owner the Lender and the Bareboat Charter without the Lender being liable but having the right to pay premiums, through brokers approved by the Lender against fire and usual marine risks (including hull and machinery and Excess Risks) with approved underwriters or insurance companies approved by the Lender and by policies in form and content approved by the Lender;

(c)           at all times after the relevant Delivery Date keep that Vessel insured in the Required Insurance Amount in the same manner as above against war risks (including risks of mines and all risks, whether or not regarded as war risks, London Blocking and Trapping Addendum and Lost Vessel Clause, excepted by the free of capture and seizure clauses in the standard form of Lloyds marine policy) either:

(i)            with underwriters or insurance companies approved by the Lender and by policies in form and content approved by the Lender; or

(ii)           by entering the relevant Vessel in an approved war risks association,

and for the avoidance of doubt, such war risks insurance will include protection and indemnity liability up to at least the Required Insurance Amount, excluding any liability in respect of death, injury or damage to crew;

(d)           at all times after the relevant Delivery Date keep that Vessel entered in respect of her full value and tonnage in an approved protection and indemnity association against all risks as are normally covered by such protection and indemnity association (including pollution risks and the proportion not recoverable in case of collision under the running down clause inserted in the ordinary Lloyds policies), such cover for pollution risks to be for:

(i)            a minimum amount of US$1,000,000,000 or such other amount of cover against pollution risks as shall at any time be comprised in the basic entry of each Vessel with either a protection and indemnity association which is an acceptable member of either the International Group of protection and indemnity associations (or any successor organisation designated by the Lender for this purpose) or the International Group (or such successor organisation) itself; or

(ii)           if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of each Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as each respective Vessel, provided that, if any Vessel has ceased trading or is in lay up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purposes;

(e)           at all times after either of the Vessels is let on charter, maintain in full force and effect off-hire insurance in respect of that Vessel with underwriters or insurance companies approved by the Lender in form and content approved by the Lender; and

(f)            at all times after the Delivery Date, whenever either Vessel is trading to Japanese territorial waters and when so required by the Lender, maintain in full force and effect social responsibility insurance in respect of the Vessel with underwriters or insurance companies approved by the Lender and by policies in form and content approved by the Lender provided always that a first class owner or operator of vessels such as the Vessels would maintain such social responsibility insurance.

16.27      Mortgagee’s interest and additional perils insurances

The Lender shall, in respect of each Vessel, be entitled from time to time to effect from the Delivery Date, maintain and renew all or any of the following insurances in the relevant Required Insurance Amount, and on such terms, through such insurers and in such manner as the Lender may from time to time consider appropriate:

(a)           a mortgagee’s interest marine insurance providing for the indemnification of the Lender for any Losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Vessel or a liability of a Vessel or a Borrower, being a loss or damage which is prima facie covered by an Obligatory Insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of any allegation concerning:

(i)            any act or omission on the part of an Owner or the Bareboat Charterer or a Borrower, of any operator or manager of any Vessel or of any officer, employee or agent of an Owner or the Bareboat Charterer or of any such person, including any breach of warranty or condition or any non-disclosure relating to such Obligatory Insurance;

(ii)           any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of an Owner or the Bareboat Charterer or any other person referred to in paragraph (i) above, or of any officer, employee or agent of an Owner or the Bareboat Charterer or of such a person, including the casting away or damaging of any Vessel and/or any Vessel being unseaworthy; and/or

(iii)          any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;

(b)           where any Vessel is trading into the waters of the United States of America or any other jurisdiction which in the future introduces unlimited liability regimes, a mortgagee’s interest additional perils policy providing for the indemnification of the Lender against, amongst other things, any Losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of any Vessel, or the imposition of any Security Interest over any Vessel and/or any other matter capable of being insured against under a mortgagee’s interest additional perils (pollution) policy whether or not similar to the foregoing, and the Borrowers shall upon demand fully indemnify the Lender in respect of all premiums which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

16.28      Obligatory Insurances

Without prejudice to its obligations under Clause 16.26 (Scope of Obligatory Insurances), each Borrower will or shall procure that the Manager or the Bareboat Charterer will:

(a)           not without the prior consent of the Lender alter any Obligatory Insurance nor make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

(b)           not cause or permit any Vessel to be operated in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Obligatory Insurance or to be engaged in any voyage or to carry any cargo not permitted by any Obligatory Insurances without first covering the relevant Vessel in the relevant Required Insurance Amount and her freights for an amount approved by the Lender in Dollars or another approved currency with approved insurers;

(c)           duly and punctually pay all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

(d)           renew all Obligatory Insurances at least 14 days before the relevant policies or contracts expire and procure that the approved brokers and/or war risks and protection and indemnity clubs and associations shall promptly confirm in writing to the Lender as and when each renewal is effected;

(e)           forthwith upon the effecting of any Obligatory Insurance, give written notice of the insurance to the Lender stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (c) above;

(f)            not settle, release, compromise or abandon any claim in respect of any Total Loss unless the Lender is satisfied that such release, settlement compromise or abandonment will not prejudice its interests under or in relation to any Finance Document;

(g)           arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association;

(h)           procure that the interest of the  Lender is noted on all policies of insurance;

(i)            procure that a loss payee provision in the form scheduled to the relevant Bareboat Charter and reflecting the provisions of Clause 16.29 (Application of Insurance Proceeds) is endorsed on all policies of insurance;

(j)            obtain from the relevant insurance brokers and P&I Club letters and undertakings in  form and substance satisfactory to the Lender; and

(k)           in the event that an Owner, a Borrower or the Bareboat Charterer receives payment of any moneys under the General Assignment, save as provided in the loss payable clauses scheduled to the relevant Bareboat Charter, forthwith pay over the same to the Lender and until paid over such moneys shall be held in trust for the Lender by a Borrower, the Owner or the Bareboat Charterer, as the case may be.

16.29      Application of Insurance Proceeds

(a)           All sums receivable in respect of the Obligatory Insurances after the occurrence of an Event of Default shall be paid to the Lender and the Lender shall apply them in accordance with the relevant provisions of the relevant Intercreditor Deed and thereafter in accordance with Clause 13.7 (Payments).

(b)           Subject to paragraph (a) above:

(i)            each sum receivable in respect of a major casualty (being any casualty in respect of which the claim or the aggregate of the claims exceeds US$3,000,000 (or its equivalent)), other than in respect of protection and indemnity risk insurances, shall be paid to the Lender; and

(ii)           the insurance moneys received by the Lender in respect of any such major casualty shall be paid:

(A)          to the person to whom the relevant liability shall have been incurred; or

(B)           upon a Borrower furnishing evidence satisfactory to the Lender that all loss and damage resulting from the casualty has been properly made good and repaired, to the Owner or, at the option of the Lender, to the person by whom any repairs have been or are to be effected.

(iii)          The receipt by any such person referred to in paragraph (A) and (B) of paragraph (ii) above shall be a full and sufficient discharge of the same to the Lender.

(c)           Subject to paragraph (a) above, each sum receivable in respect of the Obligatory Insurances (insofar as the same are hull and machinery or war risks insurances) which does not exceed US$3,000,000 or its equivalent shall be paid in full to the Bareboat Charterer or to its order and shall be applied by it for the purpose of making good the loss and fully repairing all damage in respect of which the receivable shall have been collected.

(d)           Subject to paragraph (a) above, each sum receivable in respect of protection and indemnity risk Obligatory Insurances shall be paid direct to the person to whom the liability, to which that sum relates, was incurred, or to the Bareboat Charterer in reimbursement to it of moneys expended in satisfaction of such liability.

(e)           Subject to paragraph (a), each sum receivable in respect of off-hire insurance shall be paid into the relevant Earnings Account and shall be applied in accordance with the provisions of Clause 12.

(f)            Notwithstanding any other provision in this Clause 16.29, all sums receivable in respect of Obligatory Insurances relating to a Total Loss shall be applied in accordance with the relevant provisions of the relevant Intercreditor Deed and thereafter in accordance with Clause 13.7 (Payments).

16.30      Power of Lender to Insure

If an Owner, the Borrowers or the Bareboat Charterer fails to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Lender to effect and keep in force insurance or insurances in the amounts required under this Agreement and entries in a protection and indemnity association or club and, if it deems necessary or expedient, to insure the war risks upon either Vessel, and the Borrowers will reimburse the Lender for the costs of so doing.

16.31      ISM Code

Each Borrower shall, and shall procure that the Manager, the Owners and the Bareboat Charterer shall:

(a)           at all times after the Delivery Date of a Vessel comply, and be responsible for compliance by itself and by such Vessel, with the ISM Code;

(b)           at all times after the Delivery Date of a Vessel ensure that:

(i)            the Vessel has a valid Safety Management Certificate;

(ii)           the Vessel is subject to a safety management system which complies with the ISM Code; and

(iii)          there is a valid Document of Compliance for the Vessel, which is held on board the Vessel,

and shall deliver to the Lender, on or before the Delivery Date in respect of that Vessel, a copy of a valid Safety Management Certificate and a valid Document of Compliance in respect of the relevant Vessel, in each case duly certified by an officer of the Owner of that Vessel;

(c)           promptly notify the Lender of any actual or, upon becoming aware of the same, threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

(d)           promptly notify the Lender of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person; and

(e)           promptly upon becoming aware of the same notify the Lender of the occurrence of any accident or major non-conformity requiring action under the ISM Code.

16.32      ISPS Code

Each Borrower shall, and shall procure that the relevant Manager the Owners and the Bareboat Charterer shall, at all times after the Delivery Date of a Vessel:

(a)           comply and be responsible for compliance by itself and by such Vessel with the ISPS Code;

(b)           ensure that:

(i)            the Vessel has a valid International Ship Security Certificate;

(ii)           the Vessel’s security system and its associated security equipment comply with section 19.1 of Part A of the ISPS Code;

(iii)          the Vessel’s security system and its associated security equipment comply in all respects with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and

(iv)          an approved ship security plan is in place.

16.33      No amendment to Related Contracts

The Borrowers shall not and shall procure that the Owners and the Bareboat Charterer shall not, amend or agree to any amendment to the Related Contracts without the prior written consent of the Lender, subject always to the provisions of Clause 8.2 of the Multipartite Deed.

17.          VALUATION

17.1        Valuation

For the purposes of this Clause 17:

(a)           the value of either Vessel shall be the mean average of two valuations each certified in Dollars and carried out by two of the Approved Valuers, reporting to the Lender on the basis of sale for prompt delivery of the Vessel for cash (free of Security Interests) at arm’s-length on normal commercial terms as between willing seller and buyer;

(b)           any valuation shall be on a with charter basis provided always that if the Time Charter terminates, the Lender shall be entitled to require a further valuation of the relevant Vessel on a without charter basis. Such valuation shall be at the expense of the Borrowers notwithstanding the provisions of Clause 17.2(e); and

(c)           there shall be deducted from any value or valuation the amount which is owing or might become owing and which is secured on the asset concerned by any prior or equal ranking Security Interest (other than in favour of the Lender to secure the Secured Liabilities).

17.2        Delivery of Valuations

(a)           In respect of a Vessel, the Borrower will from the Delivery Date of such Vessel procure one valuation per annum from two of the Approved Valuers prepared in accordance with Clause  17.1 (Valuation).

(b)           The Borrowers will procure in favour of the Lender and the Approved Valuers all such information, facilities and rights of inspection as they may reasonably (having regard to the use and operation of the relevant Vessel) require in order to effect such valuations.

(c)           Subject to Clause 17.2(e) below, all valuations shall be, as between the Borrowers and the Lender at the expense of the relevant Borrower.

(d)           The Lender shall be entitled to require that the relevant Borrower procure a valuation in respect of a Vessel at any time during the Post-Delivery Period.  In the event that such valuation shows that the value of any of the Vessels does not reach the relevant Required Amount as required under Clause 16.13 (a), (b) or, as the case may be, (c), the provisions of that Clause shall apply.

(e)           In the event that a valuation procured by the Lender pursuant to Clause 17.2(d) does show that the value of the Vessels reaches the relevant Required Amount as required under Clause  16.13 (a), (b) or, as the case may be, (c), such valuation shall be at the expense of the Lender.

(f)            If an Event of Default has occurred and is continuing, the relevant Borrower shall be liable to pay for up to five valuations of any Vessel (one from each of the Approved Valuers) under Clause 17.2(a) in any one calendar year.

(g)           Any valuation under this Clause 17 shall be binding and conclusive (save for manifest error).

18.          DEFAULT

18.1        Events of Default

Each of the events set out in this Clause is an Event of Default.

18.2        Non-payment

A Borrower does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)           is caused by technical or administrative error; and

(b)           is remedied within three Business Days of the due date.

18.3        Breach of other obligations

(a)           A Borrower does not comply with any term of Clause 16 (General Covenants), unless the non-compliance;

(i)            is capable of remedy; and

(ii)           is remedied within 14 days of the earlier of the Lender giving notice and the Borrower becoming aware of the non-compliance.

The Borrower acknowledges that for the purposes of paragraph (i) above, non-compliance with the following provisions of this Agreement shall not be capable of remedy;

(i)            Clause 3.1(b) (Conditions Precedent and Subsequent Documents);

(ii)           Clause 16.11(a) and (b) (Security), but in respect of sub-paragraph (b) only in so far as it relates to the Mortgage, the General Assignment, the Time Charter and Earnings Assignment, the Second Priority Deposit Account Charge and the Deed of Counter-Indemnity;

(iii)          Clause 16.12(a) (Registration of Vessels); and

(iv)          Clause 16.26(b),(c) and (d) (Scope of Obligatory Insurances) .

(b)           Subject to paragraph (c) below, any Party (other than the Lender) does not comply with any other term of the Finance Documents or the Related Contracts (other than the Vessel Management Agreements and the Bareboat Charters) not already referred to in this Clause which the Lender considers to be material, unless the non-compliance:

(i)            is capable of remedy; and

(ii)           is remedied within 14 days of the earlier of the Lender giving notice and the relevant Party becoming aware of the non-compliance.

(c)           Any Party (other than the Lender) does not comply with any other term of the Management Agreements or the Bareboat Charter which the Lender considers to be material, unless the non-compliance:

(i)            is capable of remedy; and

(ii)           is remedied within 30 days of the earlier of the Lender giving notice and the relevant Party becoming aware of the non-compliance.

provided always that (i) in the opinion of the Lender, any delay in the enforcement by the Lender of its rights and privileges is not likely to adversely affect the rights of the Lender and (ii) the Borrowers shall continue to fulfil all other of their obligations under the Finance Documents and the Related Contracts during such period;

(d)           The termination or expiry without renewal of either of the Bareboat Charters or either of the AML Time Charters

(e)           A Borrower does not serve an extension notice on AML under the AML Time Charter by the date falling 5 days before the last day on which it is able to serve such notice in accordance with the provisions of Clause 32 of the AML Time Charter.

18.4        Misrepresentation

A representation made or repeated by a Borrower (or by any other Party other than the Lender) in any Finance Document or in any document delivered by or on behalf of a Borrower under any Finance Document is incorrect in any respect which the Lender considers to be material when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)           are capable of remedy; and

(b)           are remedied within fourteen days of the earlier of the Lender giving notice and the relevant Party becoming aware of the misrepresentation.

18.5        Cross-default

Any of the following occurs in respect of a Borrower, or any other member of the Danaos Group:

(a)           any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)           any of its Financial Indebtedness:

(i)            becomes prematurely due and payable;

(ii)           is placed on demand; or

(iii)          is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described) and after the expiry of any applicable grace period; or

(c)           any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within paragraphs (a)-(c) above is less than US$5,000,000 or its equivalent (in the case of a Borrower) or US$20,000,000 or its equivalent (in the case of any other member of the Danaos Group).

18.6        Insolvency

Any of the following occurs in respect of a Borrower or any other member of the Danaos Group:

(a)           it is, or is deemed for the purposes of any Applicable Law to be, unable to pay its debts as they fall due or insolvent;

(b)           it admits its inability to pay its debts as they fall due;

(c)           it suspends making payments on any of its debts or announces an intention to do so;

(d)           by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)           a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of a Borrower or any other member of the Danaos Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

18.7        Insolvency proceedings

(a)           Except as provided below, any of the following occurs in respect of a Borrower or any other member of the Danaos Group, the Owners, the L/C Bank (or any replacement bank providing a letter of credit) or prior to the release or discharge of the Second Deposit Charge, the Deposit Bank (or any replacement bank holding the Deposit Accounts), the Bareboat Charterer:

(i)            any step is taken with a view to a moratorium, a composition, assignment or similar arrangement with any of its creditors;

(ii)           a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition for or to file documents with a court for  its winding-up, administration or dissolution or any such resolution is passed;

(iii)          any person presents a petition, or files documents with a court  for its winding-up, administration or dissolution;

(iv)          an order for its winding-up, administration or dissolution is made;

(v)           any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)          its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)         any other analogous step or procedure is taken in any jurisdiction.

(b)           Paragraph (a) above does not apply to a frivolous or vexatious petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within fourteen days.

18.8        Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Borrower, or any other member of the Danaos Group, having an aggregate value of five Million Dollars (US$5,000,000) or its equivalent (in the case of a Borrower) and US$20,000,000 or its equivalent (in the case of any other member of the Danaos Group), and is not discharged within fourteen days.

18.9        Cessation of business

A Borrower or any other member of the Danaos Group ceases, or threatens to cease, to carry on business except as a result of any disposal not prohibited under this Agreement.

18.10      Failure to pay final judgment

A Borrower or any other member of the Danaos Group fails to comply with or pay any sum due from it under any final judgement or any final order made or given by any court of competent jurisdiction.

18.11      Effectiveness of Finance Documents

(a)           It is or becomes unlawful for any Borrower or any other Party (other than the Lender) to perform any of its obligations under the Finance Documents which the Lender considers material.

(b)           Any Finance Document is not effective or is alleged by the relevant Borrower to be ineffective for any reason.

(c)           Any Finance Document is not effective or is alleged by any Party (other than the Lender or a Borrower) to be ineffective for any reason and in any respect which the Lender considers to be material.

(d)           A Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(e)           Any Party (other than a Lender) repudiates any material provision of a Finance Document or evidences an intention to repudiate any material provision of a Finance Document.

18.12      Material adverse change

Any event or series of events occurs in respect of a Borrower which, in the reasonable opinion of the Lender, is likely to have a Material Adverse Effect.

18.13      Invalidity of Security Documents

Any of the Security Documents ceases to be valid or any of those Security Documents creating a Security Interest in favour of the Lender ceases to provide a perfected first priority security interest in favour of the Lender.

18.14      Acceleration

If an Event of Default is outstanding, the Lender may, by notice to the Borrowers:

(a)           cancel the undrawn, uncancelled amount of the Maximum Facility Amount; and/or

(b)           declare that all or part of any amounts outstanding under the Finance Documents are:

(i)            immediately due and payable; and/or

(ii)           payable on demand by the Lender.

Any notice given under this Subclause will take effect in accordance with its terms.

19.          EVIDENCE AND CALCULATIONS

19.1        Accounts

Accounts maintained by the Lender in connection with this Agreement are conclusive (save for manifest error) evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

19.2        Certificates and determinations

Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

19.3        Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Lender determines is market practice.

20.          FEES

20.1        Exposure fee

(a)           Each Borrower must pay to the Lender an exposure fee calculated at the rate of 0.3725% per annum in respect of all amounts drawn under their respective Loan.

(b)           The exposure fee in respect of each Loan shall accrue from the first Drawing under that Loan and shall be payable as part of the interest payment in accordance with Clause 7.

20.2        Commitment fee

(a)           The Borrowers must pay a commitment fee calculated at the rate of 0.3 per cent. per annum on the undrawn, uncancelled amount of each Maximum Available Loan Amount.  The commitment fee shall accrue from the earlier of (i) the date falling 60 days of the date of this Agreement and (ii) the date of the first Drawing under the relevant Loan.

(b)           Accrued commitment fee is payable quarterly in arrears on the last day of each Term.  Accrued commitment fee on that part of any Maximum Available Loan Amount which is cancelled is payable to the Lender on the date such part of such Loan(s) is cancelled in full.

20.3        Management fee

(a)           The Borrowers must pay to the Lender a one time management fee calculated at the rate of 0.3% of the amount of each Maximum Available Loan Amount.

(b)           The management fee shall be payable on the date of the first Drawing under the relevant Loan and shall be capitalised and added to the principal amount of the Loan outstanding on that date.

20.4        Refund of fees

The fees referred to in this Clause 20 shall not be refunded under any circumstances whatsoever once they have been paid to the Lender.

21.          INDEMNITIES AND BREAK COSTS

21.1        Currency indemnity

(a)           Each of the Borrowers shall, as an independent obligation and within 3 Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs as a consequence of:

(i)            the Lender receiving an amount in respect of a Borrower’s liability under the Finance Documents; or

(ii)           that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)           Each of the Borrowers waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

21.2        Other indemnities

(a)           Each of the Borrowers shall, as an independent obligation and within 3 Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs as a consequence of:

(i)            the occurrence of any Event of Default;

(ii)           any failure by a Borrower to pay any amount due under a Finance Document on its due date;

(iii)          (other than by reason of negligence or default by the Lender) a Loan not being made after a Request has been delivered for that Loan; or

(iv)          a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

The liability of the Borrowers in each case includes any cost, loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)           Each Borrower must indemnify against any cost, loss or liability incurred by the Lender as a result of:

(i)            investigating any event which the Lender reasonably believes to be a Default; or

(ii)           acting or relying on any notice from any Party which the Lender reasonably believes to be genuine, correct and appropriately authorised.

(c)           Each Borrower must indemnify and hold the Lender harmless on a full indemnity basis, from and against each and every Loss:

(i)            arising directly or indirectly out of or in any way connected with the ownership, possession, performance, transportation, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, delivery, acceptance, leasing, sub-leasing, chartering, insurance, maintenance, repair, service, modification, refurbishment, drydocking, survey, conversion, overhaul, replacement, removal, repossession, return, redelivery, storage, sale, disposal, the complete or partial removal, decommissioning, making safe, destruction, abandonment or loss by either of the Borrowers or any other person of either of the Vessels or caused by either of the Vessels becoming a wreck or an obstruction to navigation, whether or not such Liability may be attributable to any defect in either of the Vessels or to the design, construction or use thereof or from any maintenance, service, repair, drydocking, overhaul, inspection or for any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise and whether or not either of the Vessels (or any part thereof) is in possession or control of the relevant Borrower or  the Manager or any other person and whether or not the same is in United Kingdom waters or abroad;

(ii)           arising directly or indirectly out of or in any way connected with any Release of Hazardous Material, any Environmental Claim, or any breach of an Environmental Law or the terms and conditions of an Environmental Approval;

(iii)          as a consequence of any claim that any design, article or material in either of the Vessels or any part thereof or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right; or

(iv)          in preventing or attempting to prevent the arrest, seizure, taking in execution, requisition, impounding, forfeiture or detention of either of the Vessels or in securing or attempting to secure the release of either of the Vessels.

21.3        Break Costs

(a)           Each Borrower must pay to the Lender its Break Costs in accordance with this Agreement.

(b)           Break Costs are the amount (if any) determined by the Lender by which:

(i)            the interest which the Lender would have received for the period from the date of receipt of payment of a Loan or an overdue amount to the last day of the current Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)           the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)           The Lender must supply to the Borrowers details of the amount of any Break Costs claimed by it under this Clause.

22.          EXPENSES

22.1        Initial costs

The Borrowers must pay to the Lender the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with (but not limited to) the negotiation, preparation, printing and execution of the Finance Documents.

22.2        Subsequent costs

The Borrowers must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)           the negotiation, preparation, printing and execution of any Finance Document executed after the date of this Agreement; and

(b)           any amendment, waiver or consent requested by or on behalf of an Owner or specifically allowed by this Agreement.

The Borrowers shall not be required to bear the amount of any costs and expenses (including legal fees) incurred by the Lender or the New Lender (as that term is defined in Clause 25.2) in connection with any voluntary transfer made by the Lender under this Agreement or any of the Security Agreements.  In the event that the Lender is required to undertake any such transfers as a result of the provisions of Clause 11.4 (Mitigation) any costs of the Lender or the New Lender arising out of such transfer shall be payable by the Borrowers.

22.3        Enforcement costs

The Borrowers must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, any Finance Document.

23.          WAIVER OF CONSEQUENTIAL DAMAGES

In no event shall the Lender be liable on any theory of liability for any special, indirect, consequential or punitive damages and each Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, unless caused by the fraud, wilful default or recklessness of the Lender in performance of any of its obligations under this Agreement or any of the Finance Documents.

24.          AMENDMENTS AND WAIVERS

24.1        Procedure

Except as provided in this Clause, no term of the Finance Documents may be amended or waived without the agreement of the Borrowers and the Lender.

24.2        Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Lender (acting reasonably and after consultation with the Borrowers) determines is necessary to reflect the change.

24.3        Waivers and remedies cumulative

The rights of the Lender under the Finance Documents:

(a)           may be exercised as often as necessary;

(b)           are cumulative and not exclusive of its rights under the general law; and

(c)           may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

25.          CHANGES TO THE PARTIES

25.1        Assignments and transfers by Borrowers

The Borrowers may not assign or transfer any of their respective rights and obligations under the Finance Documents without the prior consent of the Lender.

25.2        Assignments and transfers by Lender

(a)           The Lender may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to (i) any commercial bank organized under the laws of any country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund Associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of US$300,000,000 so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (i); or (ii) the central bank of any country that is a member of the OECD; (iii) any Chinese bank having total assets in excess of US$300,000,000 (iv) any finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and has total assets in excess of US$300,000,000; and (v) any other person approved by the Lender and the

Owners, such approval not to be unreasonably withheld (the New Lender), provided always that:

(i)            each assignment or transfer shall be uniform, and not a varying percentage of all rights and obligations under this Agreement;

(ii)           each assignment or transfer shall not result in increased liability to the Borrowers;

(iii)          the Lender shall provide to the Borrowers details of the proposed new lenders at least 7 Business Days prior to the proposed transfer date. The Borrowers shall be entitled to object to the identity of any one or more of the proposed new lenders on such list (such objections to be made on reasonable grounds). The Lender shall be entitled to effect a transfer or assignment to any proposed new lender on such list to which the Borrowers have not objected on reasonable grounds within such 7 Business Day period;

(iv)          at no time shall the number of New Lenders and the Lender exceed 8; and

(v)           at all times, the Lender shall act as agent and security trustee in respect of the transaction.

(b)           A transfer of obligations will be effective only if either:

(i)            the obligations are novated in accordance with the following provisions of this Clause 25; or

(ii)           the New Lender confirms to the Lender and the Borrowers in form and substance reasonably satisfactory to the Lender and the Borrowers that it is bound by the terms of this Agreement.

(c)           On the transfer becoming effective in this manner the Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(d)           Any reference in this Agreement to the Lender includes a New Lender but excludes the Lender if no amount is or may be owed to or by it under this Agreement.

25.3        Procedure for transfer by way of novations

(a)           In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)            the proposed Transfer Date specified in that Transfer Certificate; and

(ii)           the date on which the Lender executes that Transfer Certificate.

(b)           A novation is effected if the Lender and the New Lender execute a duly completed Transfer Certificate;

(c)           On the Transfer Date:

(i)            the New Lender will assume the rights and obligations of the Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Lender; and

(ii)           the Lender will be released from those obligations and cease to have those rights.

25.4        Limitation of responsibility of Lender

(a)           Unless expressly agreed to the contrary, the Lender is not responsible to a New Lender for:

(i)            the legality, validity, effectiveness, completeness, accuracy, adequacy or enforceability of any Finance Document or any other document;

(ii)           the financial condition of any Borrower;

(iii)          the performance and observance by any Borrower of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Lender that it:

(i)            has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Borrower and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)           has not relied exclusively on any information supplied to it by the Lender in connection with any Finance Document.

(c)           Nothing in any Finance Document requires the Lender to:

(i)            accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)           support any losses incurred by the New Lender by reason of the non-performance by a Borrower of its obligations under any Finance Document or otherwise.

25.5        Costs resulting from change of Lender or Facility Office

If:

(a)           the Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)           as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by the Lender to mitigate any circumstances giving rise to a Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the relevant Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

26.          DISCLOSURE OF INFORMATION

The Lender may disclose to any of its Affiliates or any other person who has not been objected to by the Borrowers pursuant to Clause 25.2(a)(ii):

(a)           to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)           with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or a Borrower;

(c)           to whom, and to the extent that, information is required to be disclosed by any Applicable Law; or

(d)           to its and the Borrowers’ professional advisors,

any information about a Borrower, any other member of the Danaos Group, or the Finance Documents as the Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a  Confidentiality Undertaking.  Except as provided in this clause, the Lender may not disclose any information about an Owner, any other member of the Danaos Group, or the Finance Documents to any person.

27.          SET-OFF

The Lender may set off any matured obligation owed to it by either of the Borrowers under the Finance Documents against any obligation (whether or not matured) owed by the Lender to that Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.          SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)           the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)           the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

29.          COUNTERPARTS

Each Finance Document may be executed in any number of counterparts and by facsimile provided that original signed copies are provided within a reasonable period of time thereafter.  This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

30.          NOTICES

30.1        In writing

(a)           Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, fax or, e-mail or by any other electronic communication approved by the Lender;

(b)           For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)           Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

30.2        Contact details

(a)           Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Lender on or before the date it becomes a Party.

(b)           The contact details of the Borrowers for this purpose are:

Address:                10 Skopa Street,

Tribune House P.C.

1075 Nicosia, Cyprus

Fax number:           +357 227 61542

Attention:              Mr. S. Karydes

with a copy to each of:

Address:                Danaos Shipping Co. Ltd

57 Akti Miaouli,

185 36 Piraeus

Greece

Fax number:           +30 210 4293592

Attention:              Mr. I. Prokopakis

(c)           The contact details of the Lender for this purpose are:

Address:                16-1 Yoido-dong

Youngdeungpo-gu

Seoul 150-996, Korea

Fax number:           +82 2 3779 6745

Attention:              Head of Ship Financing Team III/Ship Financing Department

(d)           A Party may change its contact details by giving five Business Days’ notice to the Lender or (in the case of the Lender) to the other Parties.

(e)           Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

30.3        Effectiveness

(a)           Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)            if delivered in person, at the time of delivery;

(ii)           if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)          if by fax, when received in legible form; and

(iv)          if by e-mail or any other electronic communication, when received in legible form.

(b)           A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)           A communication to the Lender will only be effective on actual receipt by it.

30.4        Entire Agreement

This Agreement and the other Finance Documents entered into pursuant to this Agreement contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to such transactions.

31.          LANGUAGE

(a)           Any notice given in connection with a Finance Document must be in English.

(b)           Any other document provided in connection with a Finance Document must be:

(i)            in English; or

(ii)           (unless the Lender otherwise agrees) accompanied by a certified English translation.  In this case, the English translation prevails unless the document is a statutory or other official document.

32.          GOVERNING LAW

This Agreement is governed by English law.

33.          ENFORCEMENT

33.1        Jurisdiction

(a)           The English courts have jurisdiction to settle any dispute in connection with any Finance Document.

(b)           The English courts are the most appropriate and convenient courts to settle any such dispute.

(c)           This Clause is for the benefit of the Lender only.  To the extent allowed by law, the Lender may take:

(i)            proceedings in any other court; and

(ii)           concurrent proceedings in any number of jurisdictions.

33.2        Service of process

(a)           Each of the Borrowers irrevocably appoints SH Process Agents Limited of One, St Pauls Churchyard, London, EC4M as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)           If any person appointed as process agent is unable for any reason to act as agent for service of process, the relevant Borrower or Borrowers must immediately appoint another agent on terms acceptable to the Lender.  Failing this, the Lender may appoint another agent for this purpose.

(c)           Each of the Borrowers agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)           This Clause does not affect any other method of service allowed by law.

33.3        Waiver of immunity

The Borrowers each irrevocably and unconditionally:

(a)           agrees not to claim any immunity from proceedings brought by the Lender against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)           consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)           waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE BORROWERS AND THE VESSELS

Name of Borrower	Country of Incorporation	Registered Office	Hull Number	Flag of Vessel

Oceanew Shipping Limited	Republic of Cyprus	10 Skopa Street, Tribune House, P.C. 1075 Nicosia, Cyprus	1489	Republic of Cyprus

Oceanprize Navigation Limited	Republic of Cyprus	10 Skopa Street, Tribune House, P.C. 1075 Nicosia, Cyprus	1490	Republic of Cyprus

SCHEDULE 2

INITIAL CONDITIONS PRECEDENT DOCUMENTS

1.             Owners

(a)           A certified copy* of the constitutional documents of each Borrower together with an up to date Certificate of Goodstanding dated no more than ten Business Days prior to the first Utilisation Date.

(b)           A certified copy* of a resolution of the board of directors of each Borrower:

(i)            approving the terms of, and the transactions contemplated by, each Finance Document and each Related Contract to which each Borrower is a party and resolving that it executes each such Finance Document and each Related Contract, then to be executed;

(ii)           authorising a specified person or persons to execute each Finance Document and each Related Contract on its behalf to which it is a party, then to be executed; and

(iii)          authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with each Finance Document and each Related Contract to which it is a party, then to be executed.

(c)           A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b) above.

(d)           A certified copy* of all other resolutions, consents, licences, exemptions and filings, corporate, official or otherwise which the Lender may reasonably require in connection with this Agreement or any other Finance Document.

2.             Finance Documents and Related Contracts

(a)           A duly executed original of this Agreement.

(b)           A duly executed original of each of the Time Charter and Earnings Assignments.

(c)           A duly executed original of the Pledges of Shares, together with all certificates in respect of the Shares, undated letters of resignation by each of the directors and officers of the Borrowers and all (if any) unissued share or stock certificates of the Borrowers.

(d)           A duly executed original of the Support Letter.

(e)           A duly executed original of the Equity Contribution Side Letter.

(f)            A certified copy* of each of the Refund Guarantees.

(g)           A certified copy* of each Shipbuilding Contract, duly executed.

(h)           A certified copy* of each Time Charter, duly executed.

(i)            A certified copy* of each Refund Guarantee Assignment, duly executed.

(j)            A certified copy of each Refund Guarantee Assignment Notice, duly executed and certified by a director of Seaspan (Cyprus) Limited.

(k)           A certified copy * of each Shipbuilding Contract Assignment, duly executed.

(l)            A certified copy of each Shipbuilding Contract Assignment Notice, duly executed and certified by a director of Seaspan (Cyprus) Limited.

(m)          A certified copy * of each Time Charter Assignment, duly executed.

(n)           A certified copy of each Time Charter Assignment Notice, duly executed and certified by a director of Seaspan (Cyprus) Limited.

(o)           Duly executed originals of all notices of assignment required to be served under each Security Document referred to above and faxed copies of the acknowledgements thereof (where it is not possible to provide originals of the same, with such originals to follow as soon as practicable after the first Utilisation Date), duly executed by each relevant counterparty.

3.             Other documents

(a)           A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or any Related Contract or for the validity and enforceability of any Finance Document or any Related Contract.

(b)           A letter from Danaos Management Consultants (UK) Limited agreeing to its appointment as process agent for the Borrowers under the Finance Documents.

(c)           A letter from China Shipping (UK) Co., Ltd. agreeing to its appointment as process agent for the Charterer in respect of the acknowledgement of the Time Charter and Earnings Assignment.

(d)           Evidence satisfactory to the Lender of receipt by the Builder from the Borrowers of the Equity Contribution in respect of the relevant Loan.

4.             Legal opinions

(a)           A legal opinion of Allen & Overy, London office, English legal advisers to the Lender, addressed to the Lender.

(b)           A legal opinion of Chrysses & Demetriades, Cypriot legal advisors to the Lender, addressed to the Lender, in respect of the Borrowers.

(c)           A legal opinion of King & Wood, Chinese legal advisors to the Lender.

5.             Other Requirements

*              Each certified copy document must be certified by a director, officer or duly authorised attorney of the relevant Borrower as being true and complete as at a date no earlier than the date of the Request for a first Drawing.

CONDITIONS SUBSEQUENT TO FIRST DRAWING

The Lender shall require the following documentation from the Borrowers within a period of 60 days from the date of the first Drawing.

1.             Finance Documents

(a)           A duly executed original of each Earnings Account Charge.

(b)           A duly executed original of each Operating Expenses Account Charge.

(c)           A duly executed original of each Retention Account Charge.

(d)           Duly executed originals of all notices required under each Security Document referred to in (a) to (c) inclusive above.

2.             Legal Opinions

(a)           A legal opinion of Pologiorgis, Babalis, Troullinos & Mavrou Greek legal advisors to the Lender.

3.             Other

(a)           A letter from Danaos Management Consultants (UK) Limited agreeing to its appointment as process agent for the Borrowers in respect of the documents detailed in 1(a) to (c) inclusive above.

SCHEDULE 3

DELIVERY DATE CONDITIONS PRECEDENT DOCUMENTS

At the time of delivery of each Vessel, the Lender shall require the following documentation from the relevant Borrower:-

1.             Borrower

(a)           A certified copy of the constitutional documents of the Borrower or a certificate of the Borrower certifying that such documents have not been amended since the first Drawing.

(b)           A certified copy of a resolution of the board of directors of the Borrower (unless such a resolution in relation to the issues below is still in force):

(i)            authorising a specified person or persons to execute such necessary documentation as is required to permit the Borrower to take physical possession of the relevant Vessel from the Bareboat Charterer; and

(ii)           authorising a specified person or persons, on its behalf, to sign or despatch all documents and notices to be signed or despatched as necessary to take physical possession of the relevant Vessel from the Bareboat Charterer.

(c)           A specimen of the signature of each person authorised by the resolution referred to in paragraphs (b) and (c) above.

2.             Documents

(a)           A duly executed original of the relevant Mortgage.

(b)           A duly executed original of the Vessel Management Agreement Assignment.

(c)           A duly executed original of the Standby Letter of Credit together with evidence satisfactory to the Lender of its due execution.

(d)           A duly executed original of the Manager’s Undertaking.

(e)           A certified copy * of the Vessel Management Agreement, duly executed.

(f)            A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Security Documents or for the validity and enforceability of any of those documents.

3.             The Vessel to be delivered

(a)           Evidence that:

(i)            the title to the Vessel is held by the Owner free of all Security Interests other than Permitted Liens;

(ii)           Confirmation acceptable to the Lender that the Owner has accepted the Vessel pursuant to the terms of the relevant Shipbuilding Contract and executed a protocol of delivery and acceptance.

(iii)          Confirmation acceptable to the Lender that the Bareboat Charterer has accepted the Vessel pursuant to the terms of the relevant Bareboat Charter and executed an acceptance certificate.

(iv)          Confirmation acceptable to the Lender that the Borrower has accepted the Vessel pursuant to the terms of the relevant AML Time Charter and executed an acceptance certificate.

(v)           Confirmation acceptable to the Lender that the Charterer has accepted the Vessel pursuant to the terms of the relevant Time Charter and executed an acceptance certificate.

(vi)          the Vessel is provisionally registered in the name of the Owner, as appropriate, as a Republic of Cyprus flag ship at the port of Limassol;

(vii)         the Mortgage in respect of the Vessel has been duly recorded in the Republic of Cyprus Registry of Ships and constitutes a first priority security interest over the Vessel and that all taxes and fees payable to the Republic of Cyprus Registry of Ships in respect of the Vessel have been paid in full; and

(b)           A certified copy* of:

(i)            a classification certificate in respect of the Vessel showing the Vessel to be in class without recommendation, condition or qualification or, in the event that this is not available, a faxed copy with a certified copy to follow as soon as practicable after the relevant Delivery Date;

(ii)           a valid Interim Safety Management Certificate for the Vessel or, in the event that this is not available, a faxed copy with a certified copy to follow as soon as practicable after the relevant Delivery Date;

(iii)          a valid Document of Compliance; and

(iv)          a valid International Ship Security Certificate

(c)           A copy of the commercial invoice in respect of the Vessel.

(d)           A copy of the builder’s certificate in respect of the Vessel.

4.             Insurance

(a)           A certified copy of all current insurance policies in respect of the Vessel.

(b)           A duly executed and, where necessary, notarised notice of assignment (and acknowledgement of the same) of the Obligatory Insurances in respect of the Vessel duly executed by the Owner substantially in the form provided for in the General Assignment.

(c)           Fax confirmation from each broker, insurer and club concerned with the Obligatory Insurances of the Vessel that:

(i)            the relevant cover is in effect;

(ii)           they will accept notice of assignment of the Obligatory Insurances in favour of the Lender and execute an acknowledgement of the notice in the form required by the Lender;

(iii)          they will restrict their lien for unpaid premiums under any fleet policy to unpaid premiums in respect of that Vessel only;

(iv)          they will issue a letter of undertaking in the current LIBA form (in the case of Lloyds brokers), in the form provided for in the General Assignment (in the case of non-Lloyds brokers and insurers other than clubs) or in their current standard form (in the case of clubs);

(v)           they will accept endorsement of a loss payable clause on the policies in the form provided for in the General Assignment (in the case of brokers and insurers other than clubs) or will note the interest of the Lender in the entry for the Vessel by way of a loss payable clause in their current standard form (in the case of clubs); and

(vi)          they are not aware of any mortgage, charge, assignment or other encumbrance affecting the Obligatory Insurances with which they are concerned (other than any previously disclosed by the Borrower to the Lender in writing).

Confirmation from the Lender of its satisfaction with a final insurance report prepared by Marsh Insurance Brokers.

5.             Legal Opinions

(a)           A legal opinion of Allen & Overy, London office, English legal advisers to the Lender.

(b)           A legal opinion of the Republic of Cyprus legal advisers or such other jurisdiction as may be chosen to be the flag of a Vessel to the Lender.

(c)           A legal opinion of Lee & Co, Korean legal advisers  to the Lender.

*              Each certified copy document must be certified by a director, officer or duly authorised attorney of the Borrower as being true and complete as at a date no earlier than the Delivery Date of a Vessel.

SCHEDULE 4

FORM OF REQUEST

PART 1

FORM OF REQUEST

To:	The Export-Import Bank of Korea

From:	[The relevant Borrower]

Date:	[ ]

US$127,856,000 Credit Agreement dated                    , 2003
Hull No. 1489, 1490

1.             We wish to borrow a Drawing under a Loan from you as follows:

(a)           Utilisation Date:                   [                                  ]

(b)           Amount/currency:               [                                  ]

Loan 1/Loan 2

Amount payable to the Builder towards the Instalment under Shipbuilding Contract:	US$[ ]

Amount payable in respect of Incidental Vessel Costs as set out below (as supported by the relevant invoices:	US$[ ]

(a) Details of item:	US$[ ]

(b) Details of item:	US$[ ]

Total drawdown:	US$[ ]

2.             Payment Instructions:         to include provisions that:

(i)            amount of Instalment payable under the relevant Shipbuilding Contract to be payable to the Builder’s account.

(ii)           Incidental Costs to be credited to the relevant Operating Expenses Account.

* Delete as appropriate.

3.             We confirm that each condition specified in Clause 3.2 (Further conditions precedent) is satisfied on the date of this Request.

By:

BORROWER

Authorised Signatory

PART 2

PAYMENT ADVICE

To:	[The relevant Borrower]

From:	The Export-Import Bank of Korea

Date:	[ ]

US$127,856,000 Credit Agreement dated                     , 2003

Hull No. 1489/1490

1.             Further to receipt of your request dated [     ] and attached hereto, requesting the advance of a Drawing under a Loan we confirm that all amounts have been advanced in accordance with the requirements of the attached Request.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	The Borrowers

From:	[THE EXISTING BANK] and [THE NEW BANK]

Date:	[ ]

US$127,856,000 Credit Agreement dated                     , 2003

Hull No. 1489, 1490

We refer to Clause 25.3 (Procedure for transfer by way of novations).

1.             We [               ] (the Existing Bank) and [                      ] (the New Bank) agree to the Existing Bank and the New Bank novating all the Existing Bank’s rights and obligations referred to in the Schedule in accordance with Clause 25.3. (Procedure for transfer by way of novations).

2.             The specified date for the purposes of Clause 25.3(a) is [date of novation].

3.             The Facility Office and address for notices of the New Bank for the purposes of Clause 30.2 (Contact details) are set out in the Schedule.

4.             This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Choose one of the following options (a) to (d):

(a)           all of the rights and obligations of the Existing Lender in respect of the Facility - principal amount US$[      ].

(b)           all of the rights and obligations of the Existing Lender in respect of Vessel Loan [    ] [and Vessel Loan [   ]] -principal amount US$[      ].

(c)           the principal amount of US$[      ] in respect of each of the Loans and all the rights and obligations attached to the same-total principal amount US$[      ].

(d)           the principal amount of US$[      ] in respect of [each of] Vessel Loan [    ] [and Vessel Loan [    ] and [    ]] and all the rights and obligations attached to the same.

[New Bank]

[Facility Office Address for notices]

[Existing Bank]	[New Bank]

By:	By:

Date:	Date:

SCHEDULE 6

REPAYMENT SCHEDULE

Hull No. 1489

					Interest Rate :	5.0125%
	Principal	Interest	Days	Total	Outstanding	Repayment Date
					63,928,000.00	2004-09-20
1	2,590,084.71	1,566,591.15	176	4,156,675.86	61,337,915.29	2005-03-15
2	1,331,833.33	785,721.65	92	2,117,554.98	60,006,081.95	2005-06-15
3	1,331,833.33	768,661.24	92	2,100,494.57	58,674,248.62	2005-09-15
4	1,331,833.33	743,431.25	91	2,075,264.58	57,342,415.29	2005-12-15
5	1,331,833.33	718,572.14	90	2,050,405.47	56,010,581.95	2006-03-15
6	1,331,833.33	717,479.99	92	2,049,313.32	54,678,748.62	2006-06-15
7	1,331,833.33	700,419.58	92	2,032,252.91	53,346,915.29	2006-09-15
8	1,331,833.33	675,931.34	91	2,007,764.67	52,015,081.95	2006-12-15
9	1,331,833.33	651,813.99	90	1,983,647.32	50,683,248.62	2007-03-15
10	1,331,833.33	649,238.33	92	1,981,071.66	49,351,415.29	2007-06-15
11	1,331,833.33	632,177.92	92	1,964,011.25	48,019,581.95	2007-09-15
12	1,331,833.33	608,431.44	91	1,940,264.77	46,687,748.62	2007-12-15
13	1,331,833.33	591,556.47	91	1,923,389.80	45,355,915.29	2008-03-15
14	1,331,833.33	580,996.67	92	1,912,830.00	44,024,081.95	2008-06-15
15	1,331,833.33	563,936.26	92	1,895,769.59	42,692,248.62	2008-09-15
16	1,331,833.33	540,931.54	91	1,872,764.87	41,360,415.29	2008-12-15
17	1,331,833.33	518,297.70	90	1,850,131.03	40,028,581.95	2009-03-15
18	1,331,833.33	512,755.01	92	1,844,588.34	38,696,748.62	2009-06-15
19	1,331,833.33	495,694.60	92	1,827,527.93	37,364,915.29	2009-09-15
20	1,331,833.33	473,431.64	91	1,805,264.97	36,033,081.95	2009-12-15
21	1,331,833.33	451,539.55	90	1,783,372.88	34,701,248.62	2010-03-15
22	1,331,833.33	444,513.35	92	1,776,346.68	33,369,415.29	2010-06-15
23	1,331,833.33	427,452.94	92	1,759,286.27	32,037,581.95	2010-09-15
24	1,331,833.33	405,931.73	91	1,737,765.06	30,705,748.62	2010-12-15
25	1,331,833.33	384,781.41	90	1,716,614.74	29,373,915.29	2011-03-15
26	1,331,833.33	376,271.69	92	1,708,105.02	28,042,081.95	2011-06-15
27	1,331,833.33	359,211.28	92	1,691,044.61	26,710,248.62	2011-09-15
28	1,331,833.33	338,431.83	91	1,670,265.16	25,378,415.29	2011-12-15
29	1,331,833.33	321,556.85	91	1,653,390.18	24,046,581.95	2012-03-15
30	1,331,833.33	308,030.03	92	1,639,863.36	22,714,748.62	2012-06-15
31	1,331,833.33	290,969.62	92	1,622,802.95	21,382,915.29	2012-09-15
32	1,331,833.33	270,931.93	91	1,602,765.26	20,051,081.95	2012-12-15
33	1,331,833.33	251,265.12	90	1,583,098.45	18,719,248.62	2013-03-15
34	1,331,833.33	239,788.37	92	1,571,621.70	17,387,415.29	2013-06-15
35	1,331,833.33	222,727.95	92	1,554,561.28	16,055,581.95	2013-09-15
36	1,331,833.33	203,432.02	91	1,535,265.35	14,723,748.62	2013-12-15
37	1,331,833.33	184,506.97	90	1,516,340.30	13,391,915.29	2014-03-15
38	1,331,833.33	171,546.71	92	1,503,380.04	12,060,081.95	2014-06-15
39	1,331,833.33	154,486.29	92	1,486,319.62	10,728,248.62	2014-09-15
40	1,331,833.33	135,932.12	91	1,467,765.45	9,396,415.29	2014-12-15
41	1,331,833.33	117,748.82	90	1,449,582.15	8,064,581.95	2015-03-15

42	1,331,833.33	103,305.05	92	1,435,138.38	6,732,748.62	2015-06-15
43	1,331,833.33	86,244.63	92	1,418,077.96	5,400,915.29	2015-09-15
44	1,331,833.33	68,432.22	91	1,400,265.55	4,069,081.95	2015-12-15
45	1,331,833.33	51,557.24	91	1,383,390.57	2,737,248.62	2016-03-15
46	1,331,833.33	35,063.39	92	1,366,896.72	1,405,415.29	2016-06-15
47	1,331,833.33	18,002.97	92	1,349,836.30	73,581.95	2016-09-15
48	73,581.95	51.22	5	73,633.17	- 0	2016-09-20
Total	63,928,000.00	19,919,783.21		83,847,783.21

Note) could be changed depending on the Delivery Date and Business Day

Hull No. 1490

					Interest Rate :	5.0125%
	Principal	Interest	Days	Total	Outstanding	Repayment Date
					63,928,000.00	2004-12-20
1	2,590,489.01	1,575,492.24	177	4,165,981.25	61,337,510.99	2005-06-15
2	1,331,833.33	785,716.47	92	2,117,549.80	60,005,677.66	2005-09-15
3	1,331,833.33	760,301.10	91	2,092,134.43	58,673,844.32	2005-12-15
4	1,331,833.33	735,256.61	90	2,067,089.94	57,342,010.99	2006-03-15
5	1,331,833.33	734,535.23	92	2,066,368.56	56,010,177.66	2006-06-15
6	1,331,833.33	717,474.81	92	2,049,308.14	54,678,344.32	2006-09-15
7	1,331,833.33	692,801.20	91	2,024,634.53	53,346,510.99	2006-12-15
8	1,331,833.33	668,498.46	90	2,000,331.79	52,014,677.66	2007-03-15
9	1,331,833.33	666,293.57	92	1,998,126.90	50,682,844.32	2007-06-15
10	1,331,833.33	649,233.15	92	1,981,066.48	49,351,010.99	2007-09-15
11	1,331,833.33	625,301.29	91	1,957,134.62	48,019,177.66	2007-12-15
12	1,331,833.33	608,426.32	91	1,940,259.65	46,687,344.32	2008-03-15
13	1,331,833.33	598,051.91	92	1,929,885.24	45,355,510.99	2008-06-15
14	1,331,833.33	580,991.49	92	1,912,824.82	44,023,677.66	2008-09-15
15	1,331,833.33	557,801.39	91	1,889,634.72	42,691,844.32	2008-12-15
16	1,331,833.33	534,982.17	90	1,866,815.50	41,360,010.99	2009-03-15
17	1,331,833.33	529,810.25	92	1,861,643.58	40,028,177.66	2009-06-15
18	1,331,833.33	512,749.83	92	1,844,583.16	38,696,344.32	2009-09-15
19	1,331,833.33	490,301.49	91	1,822,134.82	37,364,510.99	2009-12-15
20	1,331,833.33	468,224.02	90	1,800,057.35	36,032,677.66	2010-03-15
21	1,331,833.33	461,568.59	92	1,793,401.92	34,700,844.32	2010-06-15
22	1,331,833.33	444,508.17	92	1,776,341.50	33,369,010.99	2010-09-15
23	1,331,833.33	422,801.59	91	1,754,634.92	32,037,177.66	2010-12-15
24	1,331,833.33	401,465.88	90	1,733,299.21	30,705,344.32	2011-03-15
25	1,331,833.33	393,326.93	92	1,725,160.26	29,373,510.99	2011-06-15
26	1,331,833.33	376,266.51	92	1,708,099.84	28,041,677.66	2011-09-15
27	1,331,833.33	355,301.68	91	1,687,135.01	26,709,844.32	2011-12-15
28	1,331,833.33	338,426.71	91	1,670,260.04	25,378,010.99	2012-03-15
29	1,331,833.33	325,085.27	92	1,656,918.60	24,046,177.66	2012-06-15
30	1,331,833.33	308,024.85	92	1,639,858.18	22,714,344.32	2012-09-15
31	1,331,833.33	287,801.78	91	1,619,635.11	21,382,510.99	2012-12-15
32	1,331,833.33	267,949.59	90	1,599,782.92	20,050,677.66	2013-03-15
33	1,331,833.33	256,843.61	92	1,588,676.94	18,718,844.32	2013-06-15
34	1,331,833.33	239,783.19	92	1,571,616.52	17,387,010.99	2013-09-15
35	1,331,833.33	220,301.88	91	1,552,135.21	16,055,177.66	2013-12-15
36	1,331,833.33	201,191.44	90	1,533,024.77	14,723,344.32	2014-03-15
37	1,331,833.33	188,601.95	92	1,520,435.28	13,391,510.99	2014-06-15
38	1,331,833.33	171,541.53	92	1,503,374.86	12,059,677.66	2014-09-15
39	1,331,833.33	152,801.97	91	1,484,635.30	10,727,844.32	2014-12-15
40	1,331,833.33	134,433.29	90	1,466,266.62	9,396,010.99	2015-03-15
41	1,331,833.33	120,360.29	92	1,452,193.62	8,064,177.66	2015-06-15
42	1,331,833.33	103,299.87	92	1,435,133.20	6,732,344.32	2015-09-15
43	1,331,833.33	85,302.07	91	1,417,135.40	5,400,510.99	2015-12-15
44	1,331,833.33	68,427.09	91	1,400,260.42	4,068,677.66	2016-03-15
45	1,331,833.33	52,118.63	92	1,383,951.96	2,736,844.32	2016-06-15
46	1,331,833.33	35,058.21	92	1,366,891.54	1,405,010.99	2016-09-15
47	1,331,833.33	17,802.17	91	1,349,635.50	73,177.66	2016-12-15
48	73,177.66	50.94	5	73,228.60	- 0	2016-12-20
Total	63,928,000.00	19,922,688.68		83,850,688.68

Note) could be changed depending on the Delivery Date and Business Day

SCHEDULE 7

ANNUAL COMPLIANCE CERTIFICATE

To:	The Export-Import Bank of Korea

From:	[Borrower]

US$127,856,000 Credit Agreement dated          , 2003

(the Credit Agreement) Hull No. 1489/1490

1.             Terms defined in the Credit Agreement have the same meaning in this Certificate.

2.             I/We hereby certify that [no Default has occurred and is continuing or is outstanding] [a Default under Clause [     ] of [specify document] is outstanding and the following steps are being taken to remedy it [               ].

Yours faithfully,

[ ]

President

[or]

[Senior Officer]

and

[Senior Officer]

Except as set out below, the representation set out in Clause 14 of the Credit Agreement are deemed to be repeated as at the date hereof.

SCHEDULE 8

INCIDENTAL VESSEL COSTS

(Per vessel)

		US$

1.	Lashings	900,000

2.	Supervision during Construction	320,000

3.	Delivery Ceremony	50,000

4.	Port fees on delivery	30,000

5.	Pre-delivery stores/supplies	600,000

6.	Lubricants	800,000

7.	Legal fees	150,000

Exhibit 10.7

SIGNATORIES

OCEANEW SHIPPING LIMITED

By:

OCEANPRIZE NAVIGATION LIMITED

By:

the Lender

THE EXPORT-IMPORT BANK OF KOREA

By:

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

SIGNATORIES

Borrowers

OCEANEW SHIPPING LIMITED

By:	/s/ Arlene Payne, Attorney-in-fact

and

OCEANPRIZE NAVIGATION UNITED

By:	/s/ Arlene Payne, Attorney-in-fact

Lender

THE EXPORT-IMPORT BANK OF KOREA

By:	/s/ Sunghwan Choi